   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998

                                                      REGISTRATION NO. 333-16911
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CASULL ARMS CORPORATION

                 (Name of Small Business Issuer in its Charter)

           DELAWARE                          3484                  83-0317822
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)     Identification
                                                                      No.)


                               456 FAIRVIEW ROAD
                                 P.O. BOX 1629
                              AFTON, WYOMING 83110
                                 (307) 886-0200
          (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)


                               RICHARD J. CASULL
                            CHIEF EXECUTIVE OFFICER
                            CASULL ARMS CORPORATION
                               456 FAIRVIEW ROAD
                                  PO BOX 1629
                              AFTON, WYOMING 83110
                                 (307) 886-0200

           (Name, address and telephone number of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:


         ALAN I. ANNEX, ESQ.                         ARTHUR DON, ESQ.
        WILLIE E. DENNIS, ESQ.                    TIANNE BATAILLE, ESQ.
     CAMHY KARLINSKY & STEIN LLP                    D'ANCONA & PFLAUM
    1740 Broadway, Sixteenth Floor               30 North LaSalle Street
    New York, New York 10019-4315                       Suite 2900
            (212) 977-6600                       Chicago, Illinois 60602
                                                      (312) 580-2000

                            ------------------------


    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

          750,000 SHARES OF COMMON STOCK PAR VALUE $0.01 PER SHARE AND
               750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
    (AS UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT)


    This Prospectus relates to an offering (this "Offering") of shares of common stock, par value $0.01 per share ("Common Stock"), and Redeemable Common Stock Purchase Warrants (the "Warrants") initially as units, consisting of one share of Common Stock and one Warrant, of Casull Arms Corporation (the "Company"). Such shares of Common Stock and Warrants are sometimes hereinafter collectively referred to as the "Securities." The shares of Common Stock and the Warrants offered hereby may only be purchased in this Offering together as a unit, on the basis of one share of Common Stock and one Warrant (the "Units"). See "Description of Securities."

    The Securities will become separately tradeable at such time as National Securities Corporation (the "Representative") may determine, provided, however, that such determination shall not be made prior to the delivery of the Company's audited financial statements to the Representative which reflect the receipt of the proceeds of this Offering (the "Separation Date"). The Company has covenanted to provide such audited financial statements no later than thirty
(30) days from the closing of this Offering. See "Risk Factors."


    Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $6.00 per share, at any time over a forty-eight month period commencing on March 1st, 1999. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing on March 1st, 2000, the Warrants are subject to redemption by the Company at a price of $0.05 per Warrant upon thirty (30) days prior written notice to the warrantholders if the average closing bid price of the Common Stock equals or exceeds $8.25 per share, for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the notice of redemption. Unexercised Warrants expire on the fifth anniversary date of this Prospectus. See "Description of Securities."



    Prior to this Offering, there has been no public market for the Units, the Common Stock or the Warrants, and there is no assurance that any such market will develop or be maintained after the completion of this Offering or, if developed, that it will be sustained. After the Separation Date, there will be no public market for the Securities as Units. See "Underwriting" for a description of the factors considered in determining the public offering price. The Company anticipates that the Units will be quoted on the OTC Electronic Bulletin Board under the symbol CSLLU and that after the Separation Date the Common Stock and the Warrants will be quoted on the OTC Electronic Bulletin Board under the symbol CSLL and CSLLW, respectively.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND
       SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING AT PAGE 7 AND
          "DILUTION" AT PAGE 15. THESE ARE SPECULATIVE SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE   CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                    UNDERWRITING DISCOUNTS
                                             PRICE TO PUBLIC          AND COMMISSIONS(1)      PROCEEDS TO COMPANY(2)
Per Unit...............................           $5.50                     $0.55                     $4.95
  Per Share............................           $5.40                     $0.54                     $4.86
  Per Warrant..........................           $0.10                     $0.01                     $0.09
Total(3)...............................         $4,125,000                 $412,500                 $3,712,500

(1) Excludes (i) additional compensation payable to the Representative in the form of a non-accountable expense allowance equal to 1.8% of the gross proceeds of this Offering, and (ii) the value of five-year warrants (the "Representative's Warrants") to purchase up to an aggregate of 75,000 shares of Common Stock and/or 75,000 Warrants, at an exercise price of $6.48 per share, and $0.12 per warrant, respectively, that will be sold to the Representative at a nominal price. In addition, the Company has agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $350,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.
(3) The Company has granted the Underwriters an option, exercisable within 45 days after the date of this Prospectus, to purchase up to 112,500 shares of Common Stock and/or 112,500 Warrants solely to cover over-allotments (the "Over-allotment Option"), if any. The Over-allotment Option may be exercised to purchase shares of Common Stock or Warrants or any combination thereof. If such option is exercised in full, the total Price to Public, Underwriting Discount and Commissions, and Proceeds to the Company will be $4,743,750, $474,375 and $4,269,375, respectively. See "Underwriting."
                         ------------------------------


    The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment in
Seattle, Washington on or about February   , 1998.


                        NATIONAL SECURITIES CORPORATION


               THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1998.

                                     [LOGO]

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND/OR THE WARRANTS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".


    454 Casull is a registered trademark of Richard J. Casull, who has licensed the use of such trademark, on a non-exclusive basis, to Freedom Arms, Inc. and the Company. "Casull Arms" and the Company's bullet logo are trademarks of the Company. All other marks are trademarks of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION (II) EXCLUDES SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS AND (III) EXCLUDES SECURITIES ISSUABLE UPON EXERCISE OF THE REPRESENTATIVE'S WARRANTS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

                                  THE COMPANY

GENERAL

    Casull Arms Corporation (the "Company"), a development stage company, intends to design, manufacture and sell high quality firearms designed by Richard J. Casull ("Casull"), a nationally known firearms designer with more than 40 years of experience in the industry. The Company has entered into an exclusive licensing agreement (the "License Agreement") with Casull for the rights, with certain exceptions, to all of his present and future patents and other intellectual property, which rights will serve as the basis for the Company's products.

    The Company's firearms, most of which will be sold under the Casull trademark, will initially consist of a 22 caliber double-action revolver, 45 caliber, 32 caliber and 22 caliber single-action revolvers and the newly designed Casull Rifle and Cartridge System (the "Rifle") which will be manufactured in various calibers. The Company will seek to position the majority of its products at the high end of their respective markets because the Company believes that the expected superior power and accuracy of the Company's products will fill a perceived void in the firearms market for high quality firearms for use by gun enthusiasts and hunters. In addition, the Company intends to pursue potential sales to military and police organizations. The Company does not plan to manufacture or sell any firearms included on the Bureau of Alcohol Tobacco and Firearms' list of assault weapons.


    The Company plans to outsource the production of its revolvers to qualified manufacturers. The Company has identified several manufacturers capable of producing the firearms, and expects that outsourced manufacturing will begin in the spring of 1998. The Company plans to begin the construction of its own manufacturing facility within one year after the closing of this Offering.


    According to a 1995 survey conducted by the National Sporting Goods Association, the U.S. market for the firearms and hunting industry was approximately $3.0 billion. A National Rifle Association study conducted in 1995 indicated that there were approximately 230 million firearms owned by approximately 60-65 million people. According to American Sports Data Incorporated, in 1994 approximately 20 million people participated in hunting, approximately 20 million participated in target shooting and approximately 5 million participated in trap and skeet shooting. The Bureau of Alcohol Tobacco and Firearms estimates that total U.S. production of firearms was approximately
4.3 million units in 1995.

    In May 1996, the Company commissioned the preparation of a marketing plan by Professor Michael Darling, a marketing professor at the Leonard Stern School of Business of New York University. This marketing plan included a situation analysis consisting of market data, consumer behavior information, retail structure and a detailed competitive analysis. The results of the situation analysis indicated the following: (i) the market for firearms in the United States is large and growing; (ii) shooting sports are popular, evidenced by the 20 million Americans who hunt and the 20 million who target shoot; (iii) market interest among women is growing; and (iv) gun owners typically own several guns.

    The Company's objective is to become an international provider of high quality firearms. The Company intends to achieve its objective by (i) utilizing the name "Casull" which is well recognized within the firearms industry; (ii) producing a varied line of firearm products designed by Casull; (iii) establishing a distribution network with major firearms dealers; (iv) increasing consumer awareness and market penetration throughout the Company's market areas.

    The Company was incorporated under the laws of the State of Delaware on July 23, 1996. It maintains its principal executive offices at 456 Fairview Road, P.O. Box 1629, Afton, Wyoming 83110 and its telephone number is 307-886-0200.

                                  THE OFFERING


Securities Offered(1)...........  750,000 shares of Common Stock and 750,000 Warrants to purchase one share of Common Stock per Warrant. The Common
                                  Stock and Warrants are being offered hereby as units but
                                  will become separately tradeable at such time as the
                                  Representative may determine, provided, however, that such determination shall not be made prior to the delivery of
                                  the Company's audited financial statements to the
                                  Representative which reflect the receipt of the proceeds
                                  of this Offering. The Company has convenanted to provide
                                  such audited financial statements within thirty (30) days
                                  of the closing of this Offering. After the Separation Date there will be no public market for the Securities as
                                  units.
Terms of Warrants...............  Each Warrant entitles the holder to purchase one share of
                                  Common Stock at an initial exercise price of $6.00 per
                                  share at any time over a forty-eight month period
                                  commencing on March 1, 1999. Commencing on March 1, 2000,
                                  the Warrants will be subject to redemption by the Company, at a price of $0.05 per Warrant upon thirty (30) days
                                  prior written notice to the Warrantholders if the average
                                  closing bid price of the Common Stock equals or exceeds
                                  $8.25 per share for any 20 trading days within a period of
                                  30 consecutive trading days ending on the fifth trading
                                  day prior to the date of the notice of redemption.
                                  Unexercised Warrants expire on the fifth anniversary date
                                  of this Prospectus. See "Description of Securities."
Common Stock Outstanding Before
  this Offering(2)..............  1,707,083 shares of Common Stock.
Securities to be Outstanding
  After the Offering(1)(2)(3)...  2,457,083 shares of Common Stock and Warrants to purchase
                                  750,000 shares of Common Stock



Proposed OTC Electronic Bulletin
  Board Symbols.................  Units: CSLLU
                                  Common Stock: CSLL
                                  Redeemable Warrants: CSLLW

Use of Proceeds.................  Acquisition of machinery, tooling and equipment; purchase of inventory; purchase of land; construction of a
                                  manufacturing facility; marketing and product development.
                                  See "Use of Proceeds."

Risk Factors and Dilution.......  The purchase of the Securities offered hereby involves a high degree of risk and immediate and substantial
                                  dilution. Prospective investors should review carefully
                                  and consider the information set forth under "Risk
                                  Factors" and "Dilution."


------------------------

(1) Assumes no exercise of the Underwriter's over-allotment option. See "Underwriting."

(2) Excludes 300,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company's Stock Option Plan (the "Stock Option Plan"). See "Management--Stock Option Plan."

(3) Does not include up to (i) 750,000 shares of Common Stock issuable upon exercise of the Warrants sold in this Offering, (ii) 75,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (iii) Warrants to purchase 75,000 shares of Common stock issuable upon exercise of the Representative's Warrants and (iv) 75,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Representative's Warrants.

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                      JULY 23,
                                                        1996
                                                    (INCEPTION)     SIX MONTHS    JULY 23, 1996
                                                         TO           ENDED       (INCEPTION) TO
                                                      JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                                      1997(1)          1997            1997
                                                    ------------  --------------  --------------
                                                       ACTUAL      (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues..........................................   $   --         $   --          $   --
General and administrative expenses...............     (275,651)      (262,751)       (538,402)
Net loss..........................................     (212,716)      (201,615)       (414,331)
Net loss per common share.........................   $     (.14)    $     (.12)
Weighted average number of common shares
  outstanding(2)..................................    1,468,155      1,707,083



                                                                      DECEMBER 31, 1997(1)
                                                                  ----------------------------
                                                                          (UNAUDITED)
                                                                  ----------------------------
                                                                     ACTUAL     AS ADJUSTED(3)
                                                                  ------------  --------------
BALANCE SHEET DATA
Working capital.................................................  $  2,653,323   $  6,283,027
Total assets....................................................     3,412,752      6,450,099
Total liabilities...............................................       369,708        118,755
Stockholders' equity............................................     3,043,044      6,331,344


------------------------

(1) The Company's fiscal year begins on July 1 and ends on June 30.

(2) See note 2 to the Company's financial statements.


(3) As adjusted to give effect to the issuance of the Securities offered hereby at an assumed initial offering price of $5.40 per share of Common Stock and $.10 per Warrant (after deducting estimated underwriting discounts and commissions and all other expenses of this Offering). Assumes no exercise of the Representative's Warrants. See "Underwriting."


TO CALIFORNIA RESIDENTS ONLY:

    California residents can only purchase the Securities if they have a minimum gross income of $65,000 during the last tax year and expect to have (based on a good faith estimate) a minimum gross income of $65,000 during the current tax year and have a net worth (at fair market value but excluding home equity, home furnishings and automobile) of $100,000, or have a net worth of $250,000.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK AND WARRANTS OFFERED HEREBY IS HIGHLY SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. AN INVESTMENT SHOULD ONLY BE MADE BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO MAKING AN INVESTMENT, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.


    ABSENCE OF OPERATING HISTORY; DEVELOPMENT STAGE ENTITY. The Company is in the development stage and does not currently manufacture or sell firearms. There is no guarantee that the Company will be able to manufacture and sell firearms within its projected timetable or that its products will be readily accepted in the marketplace. None of the products discussed throughout this Prospectus have been manufactured in quantity and the discussion is based on the use of prototypes only. In the absence of an operating history, the Company remains vulnerable to a variety of business risks generally associated with young, rapidly growing companies. The likelihood of success of the Company must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the development of new businesses. The Company does not expect to have revenues for at least approximately 6 months following the closing of this Offering.



    DEPENDENCE ON LICENSED PATENTS AND TRADEMARKS. The Company has entered into a License Agreement with Richard J. Casull ("Casull") for rights to his present and future patents and other intellectual property, with the exception of (i) U.S. Pat. No. 5,048,216, generally referred to as the "barrel forcing cone bushing," and (ii) a black powder mini-revolver manufactured by North American Arms. The "454 Casull" trademark, registered in connection with ammunition, is licensed on a non-exclusive basis to Freedom Arms Inc. and the Company. The Company's success will depend in part on its ability to obtain and enforce patent protection for its products, enforce patent rights which it presently licenses, and operate without infringing upon the property rights of others. The Company presently holds an exclusive license in three pending patent applications relating to the Company's business as described in this Prospectus. The Company also holds an exclusive license to eight utility patents relating to firearms and one design patent for a belt buckle. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, or that any issued patents will provide commercially significant protection to the Company's technology and products. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company holds rights or obtain access to the Company's know-how, or that others will not claim to have or will not be issued patents which may prevent the sale of one or more of the Company's products. The Company intends to apply for a federal trademark registration to the "Casull" name, in connection with the Company's products, but no assurance can be given that such federal trademark registration will be obtained.


    The Company will rely upon a combination of contractual arrangements and patent, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third-parties from whom the Company licenses intellectual property. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

    DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent on the efforts and abilities of Casull. If the Company were to lose the services of Casull before a qualified replacement could be obtained, its business could be materially and adversely affected. In such event, no assurance can be given that an adequate replacement could be obtained. The Company will obtain a $1,000,000 key-man life insurance policy on Casull prior to the completion of the Offering. No assurance can be given, however, that the Company will be able to obtain a key-man life insurance policy on acceptable terms.

    Casull can terminate the License Agreement if the Company fails to pay to Casull the royalties due him, or if the Company fails to keep or perform any other material provision thereof, or if the Company files for protection under federal or state bankruptcy laws, or is placed in the hands of a receiver or trustee in bankruptcy. The Company may cure such default within 60 days of the receipt of written notice from Casull. In the event the License Agreement is canceled by Casull with cause, the licenses granted to the Company under the License Agreement will terminate. See "Business--License Agreement with Casull."

    GOVERNMENTAL REGULATION. The Company will be subject to extensive federal, state, local and foreign firearms regulations. Among the federal firearms laws under which the Company will be regulated are THE GUN CONTROL ACT OF 1968 (the "GCA"), THE NATIONAL FIREARMS ACT (the "NFA"), THE ARMS EXPORT CONTROL ACT (the "AECA") and THE FEDERAL FIREARMS ACT (the "FFA"). The Company plans to be in compliance with all regulatory and licensing requirements of the GCA, NFA and FFA. The Company currently does not export any firearms, and thus is not subject to the requirements of AECA. However, the Company intends to apply for all licenses necessary to export firearms.


    The purchase of firearms is subject to federal, state, and local governmental regulations. The applicable federal laws are the GCA, NFA and FFA. These laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. The Company does not currently intend to manufacture fully automatic weapons, and is in the process of obtaining all necessary licenses under these federal laws. From time to time, congressional committees review proposed bills relating to the regulation of firearms. These proposed bills generally seek either to restrict or to ban the sale, and in some cases the ownership, of various types of firearms, or to impose a mandatory waiting period prior to their purchase. Several states and many local municipalities currently have laws in effect similar to the aforementioned legislation or other laws which have the effect of discouraging the sale or ownership of firearms.


    The Brady Law, mandating a nationwide 5-day waiting period prior to the purchase of a handgun, was signed into law in November 1993, and became effective February 28, 1994. The Company believes that, because its anticipated customers will be sportsmen, hunters, gun collectors, and law enforcement agencies, and since approximately 26 states already had enacted some form of a waiting period prior to purchase, the Brady Law will not have a significant effect on the Company's sales of firearms. The "Crime Bill", which bans the sale of assault weapons, took effect on September 13, 1994, however the Company believes that none of its products will be banned as "assault weapons" under the "Crime Bill". There can be no assurance, however, that the regulation of firearms will not become more restrictive in the future and that any such restrictions would not have a material effect on the business of the Company.

    Though not currently required by law, there is a trend in the firearms industry to provide secure methods of storing firearms. In 1997 President Clinton called for legislation requiring firearms be sold with a trigger-locking device or in a lockable container. Although no legislation has been introduced by Congress, several of the major firearms producers have begun selling firearms with trigger-locking devices or locking containers. The Company intends to sell all its firearms with either a trigger-locking device or in a locking container.

    PROSPECT OF CIVIL LIABILITY; INADEQUATE INSURANCE COVERAGE. Personal injuries and property damage allegedly resulting from use of products that have been or may be developed and sold by the Company may expose the Company to potential liability from claims. The Company is not currently a defendant in any product liability or personal injury lawsuit; however, there can be no assurance that such claims will not arise in the future based on past, present or future services or products offered by the Company. The Company currently does not maintain liability insurance coverage. Prior to the Company producing any firearms the Company will attempt to obtain product liability insurance coverage. There can be no assurance that the Company will be able to obtain coverage on acceptable terms or that any such insurance will provide adequate coverage against any potential claims. Moreover, even if the Company maintains adequate insurance, any successful claims could materially and adversely affect the reputation and prospects of the Company.


    COMPETITION. The markets in which the Company operates are highly competitive. The Company believes that competition in the firearms industry is based primarily on quality, product innovation, product image, price and customer service and support. The Company's competitors will vary according to product line. Certain of these competitors will be subsidiaries of large corporations with substantially greater financial resources than those of the Company. The mini-revolvers to be manufactured by the Company will compete against similar small firearms produced by North American Arms and other manufacturers. These mini-revolvers will be subject to the same high standard of quality to which the Company's other products will be subject. Most of the companies that compete for this segment of the market manufacture firearms that are sold at lower prices. The Company will manufacture the Rifle (chambered for the Casull cartridge) and expects to manufacture rifles chambered for conventional cartridges. The rifles chambered for conventional cartridges would compete with rifles produced by larger manufacturers, such as Weatherby and Remington, and smaller manufacturers, such as Dakota Arms, and custom gunsmiths. There can be no assurance that additional competitors will not enter the markets in which the Company expects to compete.


    NEW PRODUCT INTRODUCTIONS. The Company's success is dependent upon its ability to design and deliver new products. As is typical with new products, demand for and market acceptance of new products introduced by the Company are subject to uncertainty. Achieving market acceptance for new products may require substantial marketing and other efforts and the expenditure of significant funds to create customer demand. There can be no assurance that the Company's efforts will be successful. In addition, the failure of new products to gain sufficient market acceptance could adversely affect the image of the Casull brand name and demand for other Casull products.

    DEPENDENCE ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS. The Company will be dependent upon third parties to manufacture and supply its products. Currently, the Company is in discussions with manufacturers, however, no assurance can be given that the Company will be able to enter into an agreement with a third-party manufacturer or that such agreement will be maintained. Any failure by such manufacturer to fulfill its obligations, or the failure by the Company to secure an alternative third-party manufacturer at comparable prices, if necessary, would have a material adverse effect on the Company. The Company does not expect to maintain supply agreements with more than one third-party supplier for identical parts, but instead expects to purchase pursuant to purchase orders in the ordinary course of business. The Company will be substantially dependent on the ability of its manufacturers and suppliers to, among other things, meet the Company's performance and quality specifications. Failure by the Company's manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company's manufacturers and suppliers will dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand. Their failure to supply, or delay in supplying, the Company with products could have a material adverse effect on the Company. See "Business-- Manufacturing."

    DEPENDENCE ON THIRD-PARTY DISTRIBUTORS. The Company plans to distribute its products primarily through firearms dealers. Federal law requires the licensing of firearms dealers. Because the Company will only be permitted by applicable law to make retail firearm sales to local Wyoming residents, the major method of distribution will be through entities that possess federal firearms licenses ("FFL"). FFLs are issued by the Bureau of Alcohol Tobacco and Firearms ("BATF"). The number of FFL holders has decreased substantially in the past four years. This decrease in FFL holders is believed to have been caused by an increase in licensing requirements by the BATF. If BATF licensing requirements are further restricted or other laws are enacted which otherwise hinder firearm sales, the number of FFL holders may decrease, thus decreasing the Company's ability to distribute its products. There can be no assurance that the Company will successfully distribute its products or that firearms dealers will agree to distribute its products. See "Business--Marketing Strategy."

    MANAGEMENT OF GROWTH AND ATTRACTION OF QUALIFIED PERSONNEL. The Company's business may grow significantly over the next several years. To enable such growth, the Company intends to add numerous new personnel in several areas. The Company may not succeed in attracting and retaining qualified personnel, particularly including management, marketing and other skilled personnel, to its headquarters in Afton, Wyoming. There can be no assurance that the Company will continue to grow or be effective in managing its future growth or expanding its facilities and operations. Any failure to manage growth, expand its operations or attract and retain qualified personnel could have a material adverse effect on the Company's business, operating results or financial condition.

    WARRANTS; FUTURE FINANCINGS. The holders of the Warrants will have the opportunity to profit from a rise in the price of the Common Stock. The existence of the Warrants may adversely affect the terms on which the Company can obtain additional equity financing in the future and the holders can be expected to exercise them when the Company would, in all likelihood, be able to obtain additional capital by offering additional shares of its unissued Common Stock on terms more favorable to the Company than the terms provided by these Warrants.


    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF THE WARRANTS. Commencing on March 1, 2000, the Warrants are redeemable by the Company at a price of $0.05 per Warrant upon thirty (30) days prior written notice if the average closing bid price of the Common Stock equals or exceeds $8.25 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption. The holders of the Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless their Warrants are exercised before they are redeemed. Notice of redemption of the Warrants could force the holders to exercise their Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."


    CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders will have the right to exercise the Warrants and purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states, or there is an exemption from the applicable qualification requirements. The Company intends to file and keep effective and current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualification will occur. Holders of the Warrants may be deprived of any value if a prospectus covering the shares issuable upon the exercise thereof is not kept effective and current or if such underlying shares are not, or cannot be, registered in the applicable states. Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities--Redeemable Warrants."


    NO PRIOR PUBLIC TRADING MARKET; LISTING ON OTC ELECTRONIC BULLETIN BOARD; ILLIQUIDITY OF TRADING MARKET. Prior to this Offering, there has been no public trading market for the Units, Common Stock or the Warrants and there can be no assurance that an active public market for the Securities will be developed or sustained after this Offering. The Units, Common Stock and the Warrants will be quoted on the OTC Electronic Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities. The OTC Electronic Bulletin Board was introduced seven years ago as an alternative to the NQB Pink Sheets published by the National Quotation Bureau Incorporated for the trading of over-the-counter securities. There can be no assurance that the OTC Electronic Bulletin Board will be recognized by the brokerage community as an acceptable alternative to quotation on NASDAQ or in the NQB Pink Sheets. In the absence of such recognition, the liquidity and stock price of the Securities in the secondary market may be adversely affected, and there can be no assurance that a public market for the Securities will develop or, if developed, that it will be sustained. In addition, depending on several factors including the future market price of the Common Stock or Warrants or the failure of the Company to deliver audited financial statements reflecting the receipt of the proceeds from this Offering to the Representative, the Securities could become subject to the so-called "penny stock" rules that impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities, which could affect the ability or willingness of broker-dealers to sell and/or make a market in the Securities and the ability of purchasers of the Securities to sell such Securities in the secondary market.


    LIMITS ON SECONDARY TRADING. Under the blue sky laws of most states, public sales of the Units, Common Stock and Warrants after this Offering by persons other than the Company in "non-issuer transactions" must either be qualified under applicable blue sky laws, or exempt from such qualification requirements. By virtue of conditions imposed by the Department of Corporations of the State of California as a condition of qualifying the offer and sale of the Securities in this Offering in California, purchasers of the Securities in this Offering in California must meet certain investor suitability standards and will not be able to resell Securities publicly (and there cannot be any public trading of the Units, Common Stock and Warrants in California) for at least 90 days after the closing of this Offering. At that time, the Company intends to apply for an exemption permitting secondary trading, and if the exemption is granted, secondary trading in California may commence. Blue sky authorities in other states may impose other restrictions on the secondary trading of Units, Common Stock and Warrants in those states. In many states, secondary trading of the Units, Common Stock and Warrants will be permitted only by virtue of an exemption so long as information about the Company is published in a recognized manual such as manuals published by Moody's Investor Service or Standard & Poor's Corporation. The Company intends to apply for listing in a recognized manual and will attempt to be listed in a recognized manual as soon after the closing of this Offering as practicable. There will, however, be some period of time after the date of this Prospectus during which purchasers of the Securities will not be able to resell shares of Units, Common Stock and Warrants in the states in which secondary trading is exempted by virtue of a recognized manual exemption.



    As a result of these or other restrictions that might be imposed, purchasers in this Offering, existing stockholders and future stockholders may be restricted or prohibited from selling the Units, Common Stock or the Warrants in particular states as a result of applicable blue sky laws. Purchasers of the Securities should consult with their broker, counsel and other advisers to determine whether there are any resale restrictions on public resale of the Units, Common Stock or the Warrants in the states in which they reside. These restrictions may have the effect of reducing the liquidity of the Units, Common Stock or Warrants and could adversely affect the market price of the Units, Common Stock or the Warrants.



    CONTROL BY CURRENT STOCKHOLDERS. Upon the closing of the Offering, current stockholders will beneficially own 1,707,083 shares or 69.3% of the Common Stock outstanding. Of that number, Mr. Casull will beneficially own 71,875 shares or 2.9% of the Common Stock outstanding, and all officers and directors as a class will beneficially own 1,041,750 shares or 42.4% of the Common Stock outstanding. As a result, these stockholders acting in concert will have the ability to elect or remove any or all of the Company's directors and to control substantially all corporate activities involving the Company, including tender offers, mergers, proxy contests and consolidations or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company believes that its existing resources, together with the estimated net proceeds of this Offering, will satisfy its cash requirements for the next 12 months. If the Company experiences unanticipated cash requirements during the next 12 months, however, and in any event thereafter, the Company may require substantial additional capital to fund its operations. The Company may seek such additional funding through public or private financing or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders, including purchasers of the Securities offered hereby, may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its strategies, or to obtain funds through entering into arrangements with third parties that may require the Company to relinquish certain exclusive rights that the Company might not otherwise relinquish. See "Management's Discussion and Analysis or Plan of Operation."

    ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, as well as the Delaware General Corporation law, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's board of directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Such provisions also could delay, deter, or prevent a merger, consolidation, proxy contest, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interest, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Common Stock.

    POSSIBLE VOLATILITY OF STOCK OR WARRANT PRICE. The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Securities, like the stock prices of many publicly-traded companies, may prove to be highly volatile. Announcements of innovations or new commercial products by the Company or its competitors, developments or disputes concerning proprietary rights, regulatory developments in the United States or in foreign countries, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Securities.

    ARBITRARY OFFERING PRICE OF THE SECURITIES AND EXERCISE PRICE OF THE WARRANTS. The offering price of the Securities and the exercise price of the Warrants are completely arbitrary and are not based upon the Company's assets, book value, cash flow, potential earnings or any other established criteria of value. The initial public offering price for the Securities and the exercise price of the Warrants were determined by negotiations between the Company and the Representative, and should not be regarded as indicative of any future market price of the Common Stock or the Warrants. Among the factors considered in determining the initial public offering price were the history and prospects of the Company and the industry in which it will operate, the previous experience of the Company's executive officers and the general condition of the securities markets at the time of this Offering. See "Underwriting."


    REPRESENTATIVE'S INFLUENCE ON THE MARKET. A significant amount of the Securities offered hereby may be sold to customers of the Representative. Such customers may subsequently engage in transactions for the sale or purchase of such Securities through or with the Representative. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Securities described in this Prospectus. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. The Representative and the Company have sought to effectuate a public offering of securities since December 1996, and efforts with respect to a larger public offering in 1997 on a "firm commitment" and a "best efforts" basis were not successful. In September 1997, the Company filed a suit against the Representative for failure to deliver on an alleged promise to raise capital through a public offering, which suit was dismissed without prejudice in November 1997 pursuant to a tolling agreement. See "Description of Securities" and "Underwriting."



    SHARES ELIGIBLE FOR FUTURE SALES. Sales of shares of Common Stock by existing shareholders, or by holders of the Warrants, under Rule 144 of the Act or otherwise could have an adverse effect on the trading price of the Common Stock or the Warrants. The Company has agreed with the Representative to cause all holders of the 1,707,083 shares of Common Stock outstanding prior to this Offering to execute lock-up agreements with the Representative that restrict the sale or disposition of shares of Common Stock for 18 months after the closing of this Offering without the prior written consent of the Representative. The Representative may consent to a waiver of this lock-up period without prior public notice. Of the 2,457,083 shares of Common Stock that will be outstanding following the closing of this Offering, the 750,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Act. Following the 18 month period, the remaining 1,707,083 shares of Common Stock will be eligible for sale subject to the manner of sales, volume, notice and information requirements of Rule 144. The Warrants are not exercisable until March 1, 1999. Thereafter up to 750,000 shares of Common Stock may be issued upon exercise of the Warrants. Any shares of Common Stock acquired upon exercise of the Warrants, subject to any applicable state law registrations and secondary trading limitations, will generally be freely tradeable to the same extent as the shares of the Common Stock sold in the Offering. See "Description of Securities" and "Shares Eligible for Future Sale."


    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future.


    IMMEDIATE SUBSTANTIAL DILUTION. The purchasers of the Securities will incur immediate and substantial dilution of approximately $2.82 or approximately 52% per share of Common Stock in the as adjusted net tangible book value of each share of Common Stock from this Offering. See "Dilution."


    POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation provides that up to 1,000,000 shares of Preferred Stock may be issued by the Company from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See "Description of Securities--Preferred Stock."

                                USE OF PROCEEDS

    The gross proceeds from the sale of the Securities offered hereby will be $4,125,000 ($4,743,750, if the Over-allotment Option is exercised in full), and the net proceeds to be received by the Company from the sale of the Securities offered hereby, after deducting the Underwriter's discounts and commissions and all other applicable expenses, are estimated to be approximately $3,288,250 ($3,833,987 if the Over-allotment Option is exercised in full). The Company currently anticipates applying such proceeds approximately as follows:

                                                                                                       APPROXIMATE
                                                                                        APPROXIMATE     PECENTAGE
                                                                                           DOLLAR        OF NET
APPLICATION OF PROCEEDS                                                                    AMOUNT       PROCEEDS
--------------------------------------------------------------------------------------  ------------  -------------
Purchase of Land......................................................................  $    125,000          3.8%
Construction of Plant.................................................................       400,000         12.1%
Acquisition of Machinery, Tooling & Equipment.........................................     1,538,250         46.8%
Inventory.............................................................................       775,000         23.6%
Marketing.............................................................................       300,000          9.1%
Product Development...................................................................       150,000          4.6%
                                                                                        ------------        -----
Total.................................................................................  $  3,288,250        100.0%

    The above figures represent the Company's best estimate based upon its present plans and certain assumptions regarding general economic conditions and the Company's future revenues and expenditures. The Company, therefore, reserves the right to reallocate the net proceeds of this Offering among the various categories set forth above as it, in its sole discretion, deems necessary or advisable.

    Any additional net proceeds realized from the exercise of the Over-allotment Option or the Warrants will be added to the Company's working capital.


    The Company intends to use the remaining net proceeds in the amount of approximately $3,000,000 received from the sale of common stock in a private placement (the "Private Placement") of the Company in October 1996 for the acquisition of machinery, tooling and equipment, the purchase of inventory, marketing, product development and general corporate purposes, including working capital.



    The Company believes that the estimated net proceeds to be received by the Company from this Offering, together with the remaining net proceeds from the Private Placement and from future operations, will be sufficient to meet the Company's working capital requirements for a period of at least 12 months following the closing of this Offering. Thereafter, if the Company has insufficient funds for its needs, there can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business would be materially and adversely affected.


    Prior to expenditure, the net proceeds will be invested in short-term interest-bearing securities or money market funds.

                                DIVIDEND POLICY

    The Company currently anticipates that it will retain all available funds for use in its business. The Company's future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors.

                                    DILUTION


    The Company had a net tangible book value of $2,701,640 or $1.58 per share as of December 31, 1997, based upon 1,707,083 shares of Common stock outstanding. The net tangible book value per share is equal to the Company's total tangible assets less its liabilities divided by the total number of shares of its Common Stock outstanding prior to the Offering. After giving effect to the sale of 750,000 shares of Common Stock and 750,000 Warrants offered hereby at an initial public offering price per share of $5.40 per share of Common Stock and $.10 per Warrant, the proforma net tangible book value of the Common Stock as of December 31, 1997 (after deducting estimated underwriting discounts and commissions and all other estimated expenses of the Offering payable by the Company) would have been $6,331,344 or $2.58 per share. This would represent an immediate increase in net tangible book value of $1.00 per share and an immediate dilution of $2.82 or 52%. The following tables illustrate this dilution on a per share basis (assuming $.10 is attributed to the Warrants):



Assumed initial offering price per share.................................              $    5.40
  Net tangible book value per share prior to the Offering(1).............  $    1.58
  Increase attributable to new investors.................................  $    1.00
Pro forma net tangible book value per share after the Offering(2)........              $    2.58
                                                                                           -----

Dilution per share to new investors......................................              $    2.82
                                                                                           -----
                                                                                           -----


    The following tables summarize the number of shares of Common Stock purchased, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and the new investors in the Offering made by this Prospectus. The calculation below is based on an initial public offering price of $5.40 per share of Common Stock (before deducting underwriting discounts and commissions and all other estimated expenses of the Offering payable by the Company).


                                                                                                               AVERAGE
                                                                                                              PRICE PER
                                                              SHARES PURCHASED       TOTAL CONSIDERATION        SHARE
                                                            ---------------------  ------------------------  -----------
                                                              NUMBER        %         NUMBER          %
                                                            ----------     ---     -------------     ---
Existing Stockholders.....................................   1,707,083         69% $   3,457,375         46%  $    2.03
New Investors.............................................     750,000         31%     4,050,000         54%  $    5.40
                                                            ----------        ---  -------------        ---       -----
                                                             2,457,083        100% $   7,507,375        100%


------------------------


(1) Net tangible book value per share excludes deferred registration costs of $341,404. See the financial statements of the Company and the notes thereto.



(2) Pro forma net tangible book value per share after the Offering (after deducting estimated underwriting discounts and commissions and all other expenses of the Offering).

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of December 31, 1997 on an actual basis, and the capitalization on such date as adjusted to give effect to the issuance and sale of the Securities offered by the Company hereby (after deducting estimated underwriting discounts and commissions and all other estimated expenses of this Offering payable by the Company), assuming an initial public offering price of $5.40 per share of Common Stock and $0.10 per Warrant:


                                                                                          DECEMBER 31, 1997(1)
                                                                                      ----------------------------
                                                                                               UNAUDITED
                                                                                      ----------------------------

                                                                                         ACTUAL     AS ADJUSTED(2)
                                                                                      ------------  --------------
Stockholders' Equity:
  Preferred Stock, par value $0.01 share; 1,000,000 shares authorized, no shares
    issued and outstanding..........................................................       --             --
  Common Stock, par value $0.01 per share; 10,000,000 shares authorized; 1,707,083 shares issued and outstanding actual; 2,457,083 shares outstanding (as
    adjusted).......................................................................        17,071         24,571
  Additional paid-in capital........................................................     3,440,304      6,721,104
  Accumulated deficit...............................................................      (414,331)      (414,331)
                                                                                      ------------  --------------
  Total stockholders' equity........................................................     3,043,044      6,331,344
                                                                                      ------------  --------------
    Total capitalization............................................................  $  3,043,044   $  6,331,344
                                                                                      ------------  --------------
                                                                                      ------------  --------------


------------------------

(1) The Company has adopted a fiscal year which begins on July 1 and ends on June 30.

(2) As adjusted to give effect to the issuance of Securities offered hereby at an assumed initial offering price of $5.40 per share of Common Stock and $.10 per Warrant (after deducting estimated underwriting discounts and commissions and all other estimated expenses of this Offering payable by the Company). See "Use of Proceeds." Assumes no exercise of the Representative's Warrants. See "Underwriting."

                            SELECTED FINANCIAL DATA


    The following selected financial data as of June 30, 1997 and for the period then ended have been derived from the Company's audited financial statements. The balance sheet data as of December 31, 1997 and the statement of operations data for the six months then ended have been derived from unaudited financial statements. In the opinion of management, the unaudited financial statements include all material adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the period presented. The information set forth below should be read in conjunction with the Company's financial statements and the "Plan of Operations" included herein.



                                                  JULY 23,
                                                    1996
                                                (INCEPTION)     SIX MONTHS    JULY 23, 1996
                                                     TO           ENDED       (INCEPTION) TO
                                                  JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                                  1997(1)          1997            1997
                                                ------------  --------------  --------------
                                                               (UNAUDITED)     (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Revenues......................................   $   --         $   --          $   --
Expenses:
  General and administrative expenses.........      275,651        262,751         538,402
Other income:
  Interest and dividend income................       62,935         61,136         124,071
                                                ------------  --------------  --------------
Net loss......................................   $ (212,716)    $ (201,615)     $ (414,331)
                                                ------------  --------------  --------------
                                                ------------  --------------  --------------
Net loss per common share.....................   $    (0.14)    $    (0.12)
                                                ------------  --------------
                                                ------------  --------------
Weighted average number of common shares
  outstanding(2)..............................    1,468,155      1,707,083
                                                ------------  --------------
                                                ------------  --------------



                                                                                          DECEMBER 31, 1997(1)
                                                                                      ----------------------------
                                                                       JUNE 30, 1997          (UNAUDITED)
                                                                       -------------  ----------------------------
                                                                          ACTUAL         ACTUAL     AS ADJUSTED(3)
                                                                       -------------  ------------  --------------
BALANCE SHEET DATA
Cash.................................................................   $    39,855   $  3,023,031   $  6,401,782
Working capital......................................................      (241,672)     2,653,323      6,283,027
Total assets.........................................................     3,916,186      3,412,752      6,450,099
Total liabilities....................................................       671,527        369,708        118,755
Stockholders' (deficit) equity.......................................      (155,341)     3,043,044      6,331,344


------------------------

(1) The Company's fiscal year begins on July 1 and ends on June 30.

(2) See note 2 to the Company's financial statements.


(3) As adjusted to give effect to the issuance of the Securities offered hereby at an assumed initial offering price of $5.40 per share of Common Stock and $.10 per Warrant (after deducting estimated underwriting discounts and commissions and all other expenses of this Offering payable by the Company). Assumes no exercise of the Representative's Warrants. See "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATION

OVERVIEW

    On July 23, 1996 the Company was created and on October 14, 1996 it acquired the rights to manufacture and sell high quality firearms designed by Casull. At that time, the Company began to assemble a management team and develop a strategic marketing plan focusing on the introduction of the Company's products to a variety of consumers. The Company anticipates distributing its products domestically through a network of wholesalers and retail dealers who have federal firearms licenses. On October 14, 1996, the Company entered into an exclusive license agreement with Casull for all of the rights, with certain exceptions, to his present and future patents and other intellectual property.

    The Company has several of its management team in place. The management team includes a Chief Executive Officer, President and a Chief Financial Officer. The Company's marketing plan was developed by an outside consultant and will be implemented by the President and upon engagement of a Vice President of Sales.

    Although the Company is in the development stage and does not expect any revenues for 6 months following the date of this Prospectus, the Company believes there will be significant interest in the Company's prototypes.

PLAN OF OPERATION

    Since the Company was formed on July 23, 1996, it has focused on raising capital, producing prototypes, engineering, identifying manufacturing suppliers, hiring the management team, and marketing its product line.


    The Company has identified suppliers that have the ability and the capacity to manufacture the Company's products. The Company is currently in discussions with suppliers to manufacture the mini-revolver. The suppliers were selected because of their experience in manufacturing firearms and their ability to manufacture most of the revolver parts within their facilities. Additionally, the suppliers will be required to produce all parts and finish the mini-revolver to the Company's specifications. It is expected that pre-production run and all testing of the mini-revolver will be completed during the 6 month period following the closing of this Offering. Production and sales of the mini-revolver will immediately follow the pre-production and testing period. The Company will not accept any part or gun that is not produced to its required quality and appearance standards. During the months following the closing of this Offering, the Company expects to enter into a definite agreement relating to the production of the mini-revolver.



    During the pre-production period of the mini-revolver, the Company will obtain production pricing for the large and small frame revolvers. It is anticipated that the same suppliers which produce the mini-revolver will also manufacture many of the components of the large and small frame revolvers. The Company has identified various other suppliers to manufacture the frame, backstrap, grips and other components of its revolvers. The suppliers identified are machine shops that have state of the art computer numeric controlled (CNC) machine tool equipment that insures accuracy and high speed volume in the manufacturing process. These suppliers will be required to have equipment such as CNC machining centers, CNC turning centers and CNC screw machines. The Company will supply the various tools to its manufacturers to be used within the manufacturing process. Within 12 months after the closing of this Offering, it is expected that the Company will enter into agreements with specific suppliers for the large and small frame revolvers.


    The Company will incur substantial expenditures for tooling, machinery and equipment. The Company will be required to pay for the tooling cost of its suppliers. Tooling generally includes the cost of dies, molds, fixtures and special tools to machine the various components of the firearms. The majority of these assets, which will be owned by the Company, will have long lives and can be used by different suppliers.

The machinery and equipment to be purchased will be used in completion and finishing revolvers and the production of rifles. The Company has trade secrets regarding the assembly of the large and small frame revolver and the rifle that may require certain procedures to be performed in-house.


    The Company has completed the engineering of and the manufacturing blue prints for the mini-revolver and has accepted a proposal from an engineering firm to engineer and develop the manufacturing blue prints for the large and small frame revolvers. All of the engineering and manufacturing blue prints of the Company's revolvers should be completed within two months following the closing of this Offering.



    The Company began to market its products in 1997. The Company participated in the Shooting, Hunting and Outdoor Trade Show ("SHOT") in January 1997 and in January 1998. SHOT is one of the largest shooting trade shows in the world. The Company has approved and implemented a marketing plan that includes specific plans to market the mini-revolver and its other products. Following the closing of the Offering, the Company intends to hire a full time Vice President of Marketing and Vice President of Sales. These individuals will be responsible for implementing the Company's marketing and sales plan. The Company will use manufacturer representatives as a sales conduit to firearm dealers.


    The Company intends to manufacture the Rifle in its own facility. Management believes that this is necessary to maintain quality and keep confidential the trade secrets associated with the manufacturing and production of the Rifle.


    The Company anticipates constructing a manufacturing facility capable of producing the rifles within one year after the closing of this Offering. The manufacturing facility will also provide space for administrative offices, a retail showroom and a custom shop in which management plans to produce collectors editions and specially engraved firearms.


RESULTS OF OPERATIONS


    NET LOSS. The Company reported a net loss of $414,331 from its inception on July 23, 1996 to December 31, 1997. The loss is primarily the result of having no sales generated for that period as compared to costs and expenses incurred pertaining primarily to the organizational and developmental activities of the Company to date.



    REVENUES.  Revenues from July 23, 1996 through December 31, 1997 were $0.



    INTEREST AND DIVIDEND INCOME. Interest and dividend income from July 23, 1996 through December 31, 1997 was $124,071.



    COSTS AND EXPENSES. Costs and expenses from July 23, 1996 through December 31, 1997 totalled $538,402.


LIQUIDITY AND CAPITAL RESOURCES

    Capital for the operations of the Company to date has been provided by sale of Common Stock to the founders of the Company and to other purchasers in two private placements. On August 7, 1996, the Company sold 573,750 shares of Common Stock, at a purchase price of $0.10 per share, to 14 investors. These funds have been or will be used to fund the organizational activities of the Company. In October 1996 the Company raised $3,400,000 from the Private Placement with the sale of 1,133,333 shares of Common Stock. See "Certain Transactions."


    The Company believes that the estimated net proceeds to be received by the Company from this Offering, together with funds from the Private Placement and from future operations, will be sufficient to meet the Company's working capital requirements for a period of at least 12 months following the closing of this Offering. Thereafter, if the Company has insufficient funds for its needs, there can be no assurance that additional funds can be obtained on acceptable terms, if at all.

                                    BUSINESS

GENERAL

    Casull Arms Corporation (the "Company"), a development stage company, intends to design, manufacture and sell high quality firearms designed by Richard J. Casull ("Casull"), a nationally known firearms designer with more than 40 years of experience in the industry. The Company has entered into an exclusive licensing agreement (the "License Agreement") with Casull for the rights, with certain exceptions, to all of his present and future patents and other intellectual property, which rights will serve as the basis for the Company's products.

    The Company's firearms, most of which will be sold under the Casull trademark, will initially consist of a 22 caliber double action mini-revolver, 45 caliber, 32 caliber and 22 caliber single-action revolvers and the newly designed Casull Rifle and Cartridge System (the "Rifle") which will be manufactured in various calibers. The Company will seek to position the majority of its products at the high end of their respective markets because the Company believes that the expected superior power and accuracy of the Company's products will fill a perceived void in the firearms market for high quality firearms for use by gun enthusiasts and hunters. In addition, the Company intends to pursue potential sales to military and police organizations. The Company does not plan to manufacture or sell any firearms included on the Bureau of Alcohol Tobacco and Firearms' list of assault weapons.

    The Company plans to outsource the production of its revolvers to qualified manufacturers. The Company has identified several manufacturers capable of producing the firearms, and expects that outsourced manufacturing will begin in the spring of 1998. The Company plans to begin the construction of its own manufacturing facility within one year of the date of this Offering.


    The Company has identified suppliers that have the ability and the capacity to manufacture the Company's products. The Company is currently in discussions with suppliers to manufacture the mini-revolver. The suppliers were selected because of their experience in manufacturing firearms and their ability to manufacture most of the revolver parts within their facilities. Additionally, the suppliers will be required to produce all parts and finish the mini-revolver to the Company's specifications. It is expected that pre-production run and all testing of the mini-revolver will be completed during the six month period following the closing of this Offering. Production and sales of the mini-revolver will immediately follow the pre-production and testing period. The Company will not accept any part or gun that is not produced to its required quality and appearance standards. During the months following the closing of this Offering, the Company expects to enter into a definite agreement relating to the production of the mini-revolver.



    During the pre-production period of the mini-revolver, the Company will obtain production pricing for the large and small frame revolvers. It is anticipated that the same suppliers which produce the mini-revolver will also manufacture many of the components of the large and small frame revolvers. The Company has identified various other suppliers to manufacture the frame, backstrap, grips and other components of its revolvers. The suppliers identified are machine shops that have state of the art computer numeric controlled (CNC) machine tool equipment that insures accuracy and high speed volume in the manufacturing process. These suppliers will be required to have equipment such as CNC machining centers, CNC turning centers and CNC screw machines. The Company will supply the various tools to its manufacturers to be used within the manufacturing process. Within twelve months after the closing of this Offering, it is expected that the Company will enter into agreements with specific suppliers for the large and small frame revolvers.


    The Company's objective is to become an international provider of high quality firearms. The Company intends to achieve its objective by (i) utilizing the name "Casull" which is well recognized within the firearms industry; (ii) producing a varied line of firearm products designed by Casull; (iii) establishing a distribution network with major firearms dealers; (iv) increasing consumer awareness and market penetration throughout the Company's market areas.

    The Company was incorporated under the laws of the State of Delaware on July 23, 1996. It maintains its principal executive offices at 456 Fairview Road, P.O. Box 1629, Afton, Wyoming 83110 and its telephone number is 307-886-0200.

INDUSTRY OVERVIEW

    According to a 1995 survey conducted by the National Sporting Goods Association, the U.S. market for the firearms and hunting industry was approximately $3.0 billion. A National Rifle Association study conducted in 1995 indicated that there were approximately 230 million firearms owned by approximately 60-65 million people. According to American Sports Data Incorporated, in 1994 approximately 20 million people participated in hunting, approximately 20 million participated in target shooting and approximately 5 million participated in trap and skeet shooting. The Bureau of Alcohol Tobacco and Firearms estimates that total U.S. production of firearms was approximately
4.3 million units in 1995.

    In May 1996, the Company commissioned the preparation of a marketing plan by Professor Michael Darling, a marketing professor at the Leonard Stern School of Business of New York University. This marketing plan included a situation analysis consisting of market data, consumer behavior information, retail structure and a detailed competitive analysis. The results of the situation analysis indicated the following: (i) the market for firearms in the United States is large and growing; (ii) shooting sports are popular, evidenced by the 20 million Americans who hunt and the 20 million who target shoot; (iii) market interest among women is growing; and (iv) gun owners typically own several guns.

    The markets for handguns and rifles and hunting-related products are large, mature markets that the Company believes have historically been relatively stable and have exhibited modest growth over the past three years. Although firearms may be used for decades with proper maintenance, the Company feels that the used firearms after-market has traditionally not undercut the new firearms market significantly. The reason for this is in part because of demand by collectors for used firearms and in part because of continuing demand for improved products. The Company believes that much of the demand in the new firearms market comes from repeat buyers who are motivated by new calibers and technological advancements.

    From 1985 to 1994 the U.S. production of rifles increased slightly while sales of revolvers decreased slightly. However, the U.S. production of semi-automatic pistols has increased substantially. In 1994 U.S. rifle production was approximately 1.3 million units and revolver production exceeded 550,000 units.


    The firearms industry has witnessed few innovative improvements in rifle design since the turn of the century. Different rifle features have been introduced, but, in general, cartridges, calibers, and mechanisms have remained unchanged. As a result, the Company believes that consumer interest in rifles has stagnated.


RICHARD J. CASULL

    Casull enjoys a reputation within the firearms industry as a talented and innovative firearms designer. In the SHOOTIST NEWSLETTER (May 1993), Alan Taylor, a noted firearms expert, describes Casull as "the firearms design genius of today". Casull has more than 40 years of experience in the firearms industry and has been featured in numerous articles in U.S. magazines and also in magazines published in Germany and Japan. For this reason Casull's reputation in the firearms industry will be beneficial to the Company.

    In the early 1950's Casull set out to build a high powered handgun. His experiments began with loading "hot" ammunition for the 45 long Colt. The pressures generated by these loads were generally too high for the quality of existing handguns. In 1957, Casull developed a handgun chambered for a 454 cartridge while attempting to engineer and design a revolver to exceed the strength requirements associated with the expected pressures. The strength and design of this revolver allowed Casull to experiment with triplex loads which generated over 50,000 pounds of pressure per square inch and still maintained a safety factor. With the energy and velocity generated by the 454 cartridge, Casull elevated the handgun to a level equal to high powered hunting rifles. A handgun chambered for a 454 cartridge is capable of taking all big game animals including "Africa's big five." The 454 Casull is currently produced by Freedom Arms, Inc. under a non-exclusive license from Casull.


    Casull also designed a mini-revolver that is accurate and easily fits into the palm of the hand. The mini-revolver is currently manufactured and sold by North American Arms. The Company expects to sell a mini-revolver of similar or better design.

LICENSE AGREEMENT WITH RICHARD J. CASULL

    On October 14, 1996, the Company entered into the License Agreement with Casull, the Company's Chief Executive Officer, whereby Casull granted to the Company the exclusive worldwide right to utilize any of the present or future intellectual property developed by Casull not already licensed under prior agreement. Products which other entities have the right to build include (i) a design for a revolver chambered in a 454 cartridge and manufactured by Freedom Arms and (ii) a black powder mini-revolver manufactured by North American Arms. All other Casull products will be available for the Company to manufacture on an exclusive basis. The License Agreement provides that the Company will pay Casull a salary of $100,000 per year and 5% of the Company's revenues from products utilizing the intellectual property or bearing the "Casull" name; provided that Casull will be paid a minimum annual royalty of $40,000 and a maximum annual royalty of $400,000 per calendar year. This fee is payable to Casull for the remainder of his life. The royalty payments due under the License Agreement will cease upon the death of Casull; however, if Casull's wife, Mrs. Geraldine Casull, should survive Casull, the royalty payments will continue until the earlier of ten years from the date the first royalty payment is made to Casull pursuant to the License Agreement or the death of Mrs. Casull. In the event that Casull's employment with the Company is terminated, the Company will cease payment of the salary to Casull; however, the minimum annual royalty and the maximum annual royalty will increase from $40,000 to $120,000 and from $400,000 to $500,000, respectively. Casull may terminate the License Agreement if the Company fails to pay to Casull the royalties due him, or if the Company fails to keep or perform any other material provision of the License Agreement, or if the Company files for protection under Federal or state bankruptcy laws, or is placed in the hands of a receiver or trustee in bankruptcy. The Company may cure such default within 60 days of the receipt of written notice from Casull. In the event the License Agreement is canceled by Casull with cause, the licenses granted to the Company under the License Agreement will terminate.

PRODUCTS

    The Company plans initially to manufacture four different types of firearm products in two industry categories: revolvers (mini-revolvers, large frame and small frame) and rifles. It is contemplated that these firearms will be made available in several styles based upon caliber, barrel length and other features. The Company plans to outsource the production of its revolvers to qualified manufacturers.

REVOLVERS

    A revolver is a handgun which has a cylinder that holds the ammunition in a series of chambers which are successively aligned with the barrel of the gun during each firing cycle. A cartridge is the casing that holds the bullet and gun powder in place within the rifle.

    MINI-REVOLVER

    Casull has two mini-revolvers designs that the Company intends to produce. The initial mini-revolver to be produced by the Company is similar to an old fashion "baby hammerless." This double action revolver features a fold-up trigger, hammer encased in the frame and a lever (when operated) that blocks the hammer from contacting the firing pin. When the lever action is operated the mini-revolver can not discharge a cartridge. This lever is not intended to replace firearm safety, rather to assist in safe handling. The Company will introduce this revolver chambered for 22 long rifle cartridges and intends to introduce a similar revolver chambered for 22 Winchester magnum cartridge. The other mini-revolver is a single action firearm. Firearms similar to this single action revolver have been produced by other manufactures including North American Arms.

    LARGE FRAME


    The Company expects to produce large frame revolvers primarily chambered for a 454 cartridge. The 454 cartridge is a 45 caliber magnum revolver cartridge that is approximately 60% more powerful than the 44 magnum. In addition to being chambered in the 454 cartridge, other 45 caliber ammunition can be fired by interchanging cylinders. The Company expects that cylinders for the large frame revolver will be chambered to fire 45 ACP, 45 Winchester magnum and 45 long Colt cartridges. The Company plans to sell interchangeable cylinders which will be sold as accessories to the large frame revolver. Although the 45 caliber will be the backbone of manufacturing and marketing for the large frame revolver, it can be successfully chambered in any caliber, from 22 long rifle up to 50 AE (Action Express).


    SMALL FRAME

    Casull has designed a small frame revolver that is approximately 80% of the size of the large frame revolver. The prototype small frame revolver is currently chambered in 32 H&R magnum and is believed to be an ideal size for 22 long rifle and 22 magnum. When chambered in 22 caliber, the small frame revolver can be sold with a 22 long rifle cylinder and 22 magnum cylinder which allow either cartridge to be fired.

RIFLES

    A rifle is a long gun with spiral grooves cut into the interior of the barrel to give the bullet a stabilizing spin after it leaves the barrel.

    THE CASULL RIFLE.

    The Rifle will differ from the conventional rifle, providing, management believes, a more powerful and more accurate weapon. It has been engineered to propel a bullet at greater velocities than conventional rifles without significantly increasing pressures. This increase in efficient utilization of energy is achieved by using a short fat cartridge.

    The short fat cartridge system has advantages over current cartridges. The short fat cartridge effectuates powder burning in the cartridge rather than burning as it is pushed down the barrel. The result is that energy is focused solely on propelling the bullet rather than propelling the bullet and the powder.

    In contrast, long narrow cartridges promote powder burning to occur both in the cartridge and in the barrel, consequently reducing the amount of energy applied to the bullet, thereby negatively affecting the velocity of a given load.

    Perhaps one of the most significant problems in developing a short fat cartridge is the required bolt size. Traditionally, the bolt's diameter had to be substantially greater than the diameter of the cartridge head. This was necessary so that the extractor could connect to the case head exterior notch and extract the shell. Casull believes he has solved this problem by designing a case which is based on an interior extraction. The Casull bolt inserts into a recessed area of the cartridge head and connects to an interior extraction ring. This inside extraction method allows the bolt to be the same size as the case. Thus a short fat cartridge may be used without having a prohibitively large bolt.

    CHARACTERISTICS OF THE CASULL RIFLE

        SUPERIOR VELOCITIES. The efficient use of energy generated by the Rifle creates superior velocities. In test firings of the 30 caliber Rifle prototype conducted by Casull, superior velocities of 3,450 feet per second were obtained using a 200 grain bullet.

        BARREL LIFE. In addition to superior velocities, it is believed that the Casull system increases barrel life. In conventional rifles, barrel wear occurs because much of the powder is burned in the barrel, resulting in high temperatures generated from the burning gun powder. The Rifle has been designed to minimize the amount of powder burned in the barrel, increasing the useful life of the barrel.

        SAFETY CONSIDERATIONS. Conventional cartridges are designed to protrude from the chamber allowing the extractor to attach to the cartridge rim. The area where the cartridge extends beyond the chamber is vulnerable to cracking, which can result in blow-backs. The Rifle, however, is designed so that the cartridge is entirely inserted into the chamber. This design tends to seal all gases in the chamber and thereby reduces the possibility of a blow-back.

        THE FLASH TUBE. It is believed that the Rifle can be further enhanced by the use of a flash tube to achieve front ignition just behind the bullet. A flash tube is a small cylindrical tube that fits in the interior of the case and over the primer flash hole. As the primer detonates, the powder column is ignited from just behind the bullet, and the powder column burns from the bullet backwards. The advantage to this is that no powder burns in the barrel, which eliminates the added weight of unburned and burning powder being pushed down the barrel along with the bullet. The result is higher velocities because less mass is being propelled.

        The use of a flash tube also appears to improve the efficiency of the Rifle. Without a flash tube, the powder at the bottom of the case (or by the flash tube hole above the primer) is ignited first. Because the powder column is narrow and the burning powder causes increased pressure, a slow burning powder should be used. Consequently, this powder is pushed down the barrel, weighing on the bullet and negatively affecting its velocity. The use of a flash tube, then, enhances the ability of the Rifle to use energy efficiently.

        RELOADING SIMPLICITY. The Rifle allows for simplicity and precision in reloading. Casull has designed the Casull Cartridge System and flash tube with manufacturing and reloading in mind. The case will be made of brass with a stainless steel head. The stainless steel head not only provides great strength around the primer pocket but is also conducive to increased case life. Cases and ammunition will be manufactured for a flash tube and will also be configured without the flash tube. Those cases designed to be used with a flash tube will have a deep primer pocket. The flash tube will be inserted through the primer pocket and held in place by the primer.

PRODUCT DEVELOPMENT


    The Company intends to introduce other products, including a rifle chambered for conventional cartridges. Casull has also designed reloading equipment, dies, presses and shell holders for certain cartridges. Moreover, the Company will seek to manufacture or license a clothing-line under the Casull name. These and other paraphernalia may be manufactured by or for the Company with the intent to increase the awareness of the Casull brand in the marketplace. The License Agreement provides that Casull will bear the costs associated with developing prototypes. Once a prototype has been created, the Company will incur research and development costs to develop manufacturing procedures and methods for each product.


MANUFACTURING


    The Company has identified suppliers that have the ability and the capacity to manufacture the Company's products. The Company is currently in discussions with suppliers to manufacture the mini-revolver. The suppliers were selected because of their experience with manufacturing firearms and their ability to manufacture most of the revolver parts in their facilities. Additionally, the suppliers will be required to produce all parts and finish the mini-revolver to the Company's specifications. It is expected that pre-production run and all testing of the mini-revolver will be completed during the 6 month period following the closing of this Offering. Production and sales of the mini-revolver will immediately follow the pre-production and testing period. The Company will not accept any part or gun that is not produced to its required quality and appearance standards. During the months following the closing of this Offering, the Company expects to enter into a definite agreement relating to the production of the mini-revolver.



    During the pre-production period of the mini-revolver, the Company will obtain production pricing for the large and small frame revolvers. It is anticipated that the same suppliers which produce the mini-revolver will also manufacture many of the components of the large and small frame revolvers. The Company has identified various other suppliers to manufacture the frame, backstrap, grips and other components of its revolvers. The suppliers identified are machine shops that have state of the art computer numeric controlled (CNC) machine tool equipment that insures accuracy and high speed volume in the manufacturing process. These suppliers will be required to have equipment such as CNC machining centers, CNC turning centers and CNC screw machines. The Company will supply the various tools to its manufacturers to be used within the manufacturing process. Within 12 months after the closing of this Offering, it is expected that the Company will enter into agreements with specific suppliers for the large and small frame revolvers.


MARKETING STRATEGY

    The Company's Management has identified several potential candidates for the positions of Vice President of Marketing and Vice President of Sales. The Vice President of Marketing will be responsible for product packaging, advertising, customer relations and customer service. The Vice President of Sales will be responsible for training and supervising manufacturer's representatives to sell the Company's products. The Company has had preliminary discussions with various manufacturers and has identified various representatives to assist the Company in the sales of its products. These manufacturing representatives deal directly with over 2,500 licensed firearms dealers nationwide.


    PRICING. The Company estimates that the retail price of (i) the mini-revolver will be approximately $400, (ii) the small frame and large frame revolver will be approximately $1,600 and $2,000, respectively and (iii) the Casull Rifle will be approximately $3,000.


    DOMESTIC DISTRIBUTION. Manufacturers' representatives will be instrumental in the promotion of the Company's products. They will introduce the new products to the dealer and will serve as liaison between the dealers and the Company. As representatives of the product, they will also play a very important part in trade shows such as the SHOT Show, the Safari Club Show and the Nuremberg Gun Show. Manufacturers' representatives will provide a medium for the efficient dissemination of information and the introduction of new products, such as the Rifle, to the market.

    INTERNATIONAL DISTRIBUTION. In addition to addressing the demands of the U.S. market, the Company will seek to export products to foreign markets. Prior to exporting any product, the Company must obtain an exportation license from the Bureau of Alcohol Tobacco and Firearms, and must get approval from the State Department. The Company will apply for these licenses and approvals during the period that the manufacturing facility is being built. This will permit the exporting of products and the development of foreign markets during the early stages of production.

    The Company expects that its products will be marketable for use in the following markets:

    RECREATIONAL SHOOTING. Recreational shooting, which includes target shooting, silhouette shooting, action shooting and plinking is on the increase in the U.S. Action shooting such as "cowboy shooting" has become popular. Cowboy shooting requires the use of a single action revolver and a lever action rifle over a predetermined course. The Company believes that the large and small frame revolvers are ideal for these types of shooting activities.


    HUNTING. The Company expects that the revolvers and the Rifle will be popular hunting firearms. A handgun chambered in a 454 cartridge has taken "Africa's big five." The Company believes that the combination of high velocity, flat trajectory, increased accuracy, and impact energy contributes to an outstanding hunting firearm. Both the Rifle and the revolvers are believed to possess these qualitie


    COMPETITIVE SHOOTING. The Company anticipates that the Rifle and the revolvers will be favorably received by silhouette shooters. In the International Handgun Metallic Silhouette Association's 1995 World Championship, a majority of the shooters used guns designed by Casull. In the Centerfire Revolver International Class, 43 of the top 47 shooters used a firearm designed by Casull and manufactured by Freedom Arms, Inc. In the Rimfire Revolver International Class, 17 of the top 20 shooters used a firearm designed by Casull and manufactured by Freedom Arms, Inc. The Company plans on selling some, but not all, of the firearms used by the top shooters in those competitions.

    Management believes the Rifle will improve competitive shooting, especially in the long distance accuracy shooting arena which includes events such as the Camp Perry competition. Long distance events are those which involve shooting distances of 1,000 yards or more. It is expected that the Rifle will be in high demand in these events because of the "flat" trajectory and high velocity. These factors improve accuracy by decreasing the effect of wind and gravity on the bullet over a specified distance.

    COLLECTORS. In order to attract the gun collectors market, the Company plans to open a custom shop. The custom shop will provide customers with the ability to customize the Company's products with such items as exotic grips, woods and engraving. Additionally, the custom shop will produce limited edition runs of each new product introduced and commemorative special editions.

    MILITARY & POLICE. The Company believes that the velocity, trajectory, and terminal energy of a bullet fired from the Rifle will make it useful in military and/or police service.

INTELLECTUAL PROPERTY


    The Company has entered into a License Agreement with Casull for rights to his present and future patents and other intellectual property, with the exception of (i) the U.S. Pat. No. 5,048,216, generally referred to as the "barrel forcing cone bushing", and (ii) a black powder mini-revolver manufactured by North American Arms. The "454 Casull" trademark, registered in connection with ammunition, is licensed on a non-exclusive basis to Freedom Arms, Inc. and the Company.


    The Company will rely upon a combination of contractual arrangements, patent, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. All intellectual property developed by Casull will be assigned to the Company.

COMPETITION

    The markets in which the Company will operate are highly competitive. The Company believes that competition in the firearms industry is based primarily on quality, product innovation, product image, price, customer service and support.

    The Company's competitors will vary according to product line. Certain of these competitors are subsidiaries of large corporations with substantially greater financial resources than the Company.


    The initial product that the Company expects to bring to market is a 22 caliber double action mini-revolver. The Company does not know of any products that are currently being manufactured that have the appearance or expected quality of its mini-revolver. However, North American Arms manufactures a single action mini-revolver that is approximately the same size as the Company's mini-revolver. The Company's mini-revolver differs from the mini-revolver manufactured by North American Arms in that it has a trigger that folds up into the frame, grips that are larger and shaped differently, and a hammer that is enclosed in the frame. The North American Arms revolver is currently priced lower than the expected price of the Company's mini-revolver.



    The Company will manufacture the Rifle (chambered for the Casull Cartridge) and expects to manufacture rifles chambered for conventional cartridges. Management believes that the technology of the Rifle will place it in the high end of the market. The rifles chambered for conventional cartridges would compete with rifles produced by large manufacturers, such as Weatherby and Remington, smaller manufacturers such as Dakota Arms, Lazzeroni Arms Company and custom gunsmiths.


    The Company's large frame revolver will compete directly with Freedom Arms' single action revolver. The primary difference between the Company's revolver and Freedom Arms' revolver is the action. Casull has designed a new action that prevents the firing pin from resting on the cartridge when the hammer is down. The new action may prevent accidental discharge of the gun, if dropped or if the hammer is mistakenly hit. Such accidental discharges have occurred in other revolvers that do not have this feature. The Company's revolvers are expected to have distinctive cosmetic features such as the grips, barrel design and other such variations.

GOVERNMENT REGULATION

    The Company will be subject to extensive federal, state, local and foreign firearms regulations. Among the Federal firearms laws to which the Company will be subject are THE GUN CONTROL ACT OF 1968 (the "GCA"), THE NATIONAL FIREARMS ACT (the "NFA"), THE ARMS EXPORT CONTROL ACT (the "AECA") and THE FEDERAL FIREARMS ACT (the "FAA"). The Company plans to be in compliance with all regulatory and licensing requirements of the GCA, NFA and FAA. The Company currently does not export any firearms, and consequently is not subject to the requirements of AECA. However, it is the Company's intention to obtain all licenses necessary to export firearms.

    The purchase of firearms is subject to federal, state, and local governmental regulations. The applicable federal laws are the NFA and the FFA. These laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. Currently, the Company does not intend to manufacture fully automatic weapons, and is in the process of obtaining all necessary licenses under these federal laws. From time to time, congressional committees review proposed bills relating to the regulation of firearms. These proposed bills generally seek either to restrict or to ban the sale, and in some cases the ownership, of various types of firearms, or to impose a mandatory waiting period prior to their purchase. Several states and many local municipalities currently have laws in effect similar to the aforementioned legislation or other laws which have the effect of discouraging the sale or ownership of firearms.

    The Brady Law, mandating a nationwide 5-day waiting period prior to the purchase of a handgun, was signed into law in November 1993, and became effective February 28, 1994. The Company believes that, because its customers are expected to be sportsmen, hunters, gun collectors, and law enforcement agencies, and since approximately 26 states already have enacted some form of a waiting period prior to purchase, the Brady Law will not have a significant effect on the Company's sales of firearms. The "Crime Bill" took effect on September 13, 1994, but the Company believes that none of its products appear to qualify as "assault weapons" under the "Crime Bill." However, there can be no assurance that the regulation of firearms will not become more restrictive in the future and that any such restrictions would not have a material effect on the business of the Company.

    Though not currently required by law, there is a trend in the firearms industry to provide secure methods of storing firearms. In 1997 President Clinton called for legislation requiring firearms be sold with a trigger-locking device or in a lockable container. Although no legislation has been introduced by Congress, several of the major firearms producers have begun selling firearms with trigger-locking devices or locking containers. The Company intends to sell all its firearms with either a trigger-locking device or in a locking container.

INSURANCE

    The Company currently does not maintain liability insurance coverage. Prior to producing any firearms, the Company will attempt to obtain product liability insurance coverage. There can be no assurance that the Company will be able to obtain adequate liability insurance coverage.

LEGAL PROCEEDINGS

    The Company is currently not a party to any legal proceedings.

EMPLOYEES


    As of the date of this Prospectus, the Company has 5 employees. However, the Company anticipates that its operations over the next twelve months will require approximately 25 employees, the majority of which will be members of the management team.


PROPERTIES

    Immediately upon the closing of this Offering, the Company intends to purchase from International Financial Group of Wyoming, Inc. ("IFG"), an entity controlled by Allan R. Tessler, land upon which the manufacturing facility will be built. The land, located in Afton, Wyoming, consists of 10 acres and will be purchased by the Company from IFG for $120,000. This amount approximates (i) the price IFG paid for the land, (ii) IFG's transaction costs incurred for the purchase and sale of the land and (iii) interest at the rate of 6% on the purchase price of the land during the term of IFG's ownership of the land.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

    The executive officers, directors and other significant employees of the Company are as follows:

NAME                                                       AGE                           POSITION(S)
-----------------------------------------------------      ---      -----------------------------------------------------

Allan R. Tessler.....................................          61   Chairman of the Board

Richard J. Casull....................................          66   Chief Executive Officer and Director

David M. Myers.......................................          44   President, Chief Operating Officer, Chief Financial
                                                                    Officer and Director

David R. Markin......................................          66   Director

Andrea L. Tessler....................................          34   Director

Marshall Kiev........................................          29   Director

    Directors hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Executive officers are chosen by and serve at the discretion of the Board of Directors. Both Mr. Casull and Mr. Myers, the executive offices of the Company, intend to devote their full time efforts to the Company.

    ALLAN R. TESSLER, has served as Chairman of the Board of the Company since its inception. Mr. Tessler also serves as Co-Chief Executive Officer and Co-Chairman of the Board of Data Broadcasting Corporation ("DBC"), a distributor of stock market and relevant information to individual investors, since June 1992 and has served as Chairman of the Board and CEO of International Financial Group, Inc., an international merchant banking firm since 1987. He was Chairman of the Board of Great Dane Holdings, Inc. ("Great Dane"), a diversified holding company until December 1996. He is also Chairman of the Board of Enhance Financial Services Group Inc. ("Enhance"), a municipal bond reinsurer, and Jackpot Enterprises, Inc. ("Jackpot"), a gaming machine route operator. From December 1991 through September 1993 Mr. Tessler was Chairman of the Board and CEO of Ameriscribe Corporation, a national provider of facilities management services. Mr. Tessler also serves on the boards of The Limited, Inc., and Allis-Chalmers Corporation. Allan R. Tessler is the father of Andrea L. Tessler.

    RICHARD J. CASULL has served as Chief Executive Officer, Chief Operating Officer and a Director of the Company since its inception. Mr. Casull has over forty years of experience in the firearms industry, and for the last five years has been a self-employed firearms designer and consultant. He began his career working with firearms experts such as P.O. Ackley, Bill Mayne and Jack Fulmer. He has successfully introduced various handguns and rifles to companies such as Freedom Arms, North American Arms, Rocky Mountain Arms and Western State Arms.

    DAVID M. MYERS has served as President and a Director of the Company since its inception. He is a Certified Public Accountant currently licensed to practice in Wyoming, and from 1991 to the present, Mr. Myers has been a private practicing accountant specializing in consulting and tax. From 1990 to 1991, he was employed by Coopers & Lybrand as a Senior Tax Manager. Prior thereto, Mr. Myers was a Senior Manager at KPMG Peat Marwick from 1978 to 1990. Mr. Myers has also served as an accounting instructor at the University of Utah. Mr. Myers received his Master of Professional Accountancy degree and his B.S. degree from the University of Utah.

    DAVID R. MARKIN has served as a Director of the Company since its inception. Mr. Markin has been President and Chairman of the Board of Checker Motors Corporation, a manufacturer, insurer, and operator of transportation equipment since 1970. He was President of Great Dane from 1989 until December 1996. Mr. Markin also serves as a director of Jackpot, DBC and Enhance.

    ANDREA L. TESSLER has served as a Director of the Company since its inception. Ms. Tessler is a Managing Director of FH Capital Advisors, Inc., a private merchant banking concern, and Senior Vice President of Family Management Corporation, a registered investment advisory firm, located in New York City, which provides financial counsel to high net worth individuals and families. Since September of 1989,
Ms. Tessler has been affiliated with Nathan & Lewis Securities, Inc. (a "broker-dealer") as a registered representative. Prior to her co-founding of Family Management, she was an independent financial services representative licensed with Integrated Resources Equity Corporation (a "broker-dealer") from 1987 to 1989. From 1985 to 1986 she was employed by E.F. Hutton Corp. as a financial planner. Ms. Tessler received her B.A. degree in Economics from Cornell University. Andrea L. Tessler is the daughter of Allan R. Tessler.

    MARSHALL KIEV has served as a Director of the Company since its inception. Mr. Kiev is a Managing Director of FH Capital Advisors, Inc., a private merchant banking concern and Vice President of Family Management Corporation, a registered investment advisory firm, located in New York City, which provides financial counsel to high net worth individuals and families. Since September of 1989, Mr. Kiev has been affiliated with Nathan & Lewis Securities, Inc. (a "broker-dealer") as a registered representative. Mr. Kiev is a Director of The Social Psychiatry Research Institute, serves on the Board of Trustees of the I. Edward Kiev Library Foundation and serves on the Board of the National Council for Arts and Science at George Washington University. He received his M.B.A. degree in Finance and his B.A. degree in Sociology from New York University.

DIRECTOR COMPENSATION


    Non-employee directors will receive a fee of $2,500 for each meeting of the Board attended and $250 for each meeting of any committee of the Board attended, and reimbursement of their actual expenses. The Company's cash compensation of non-employee directors will not exceed $10,000 in any fiscal year, in addition to reimbursement of their actual expenses. In addition, pursuant to the Stock Option Plan, each non-employee director will receive an annual grant of options to purchase 10,000 shares of Common Stock on the last trading day in March at an exercise price equal to the average of the closing bid and ask price of the Common Stock as quoted on the OTC Electronic Bulletin Board on the date of grant. This grant of options will begin in March 1998.


EXECUTIVE COMPENSATION

    The Company did not pay any compensation prior to September 15, 1997. The Company began paying Mr. Myers, the Company's President, and Mr. Casull, the Company's Chief Executive Officer, each an annual salary of $100,000 on September 15, 1997. Mr. Casull will also receive royalties from the Company in accordance with the License Agreement, dated October 14, 1996, entered into between Casull and the Company. Casull will be paid 5% of the Company's revenues from products utilizing the Intellectual Property or bearing the "Casull" name, provided that Casull be paid a minimum annual royalty of $40,000 and a maximum annual royalty of $400,000. In the event that Casull's employment with the Company terminates, the minimum and maximum annual royalty will increase from $40,000 to $120,000 and from $400,000 to $500,000, respectively. See
"Business--License Agreement with Richard J. Casull."

MANAGEMENT AGREEMENT

    FH Capital Advisors, Inc. (the "Advisor") and the Company entered into a management agreement which term begins upon the closing of this Offering and expires 30 days after either party gives written notice of termination to the other. The agreement provides that the Advisor will provide to the Company such reasonable advice, service, consultation and assistance as the Company will seek from Advisor with respect to the Company's business affairs and will perform such other services related to the business affairs of the Company as the Board of Directors shall reasonably request. The services to be performed by the Advisor will be performed by certain officers of the Advisor or such other person designated by the

Advisor and approved by the Board of Directors. The agreement provides for a management fee of $5,000 per month. The Advisor will bear the expense for rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of Advisor relating to the performance by Advisor of its duties hereunder. The Company will be responsible for all other expenses incurred by Advisor relating to the performance by Advisor of its duties. See "Certain Transactions."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's by-laws require the Company to indemnify its officers and directors to the fullest extent allowed by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

STOCK OPTION PLAN

    A total of 300,000 shares of Common Stock are reserved for issuance under the Stock Option Plan (the "Plan"), and none of such options will be granted prior to the closing of the Offering. The Plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Officers, directors, employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the Plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

    The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company's Common Stock). The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.

    Generally, awards must be exercised by cash payment to the Company of the exercise price. However, the Administrator may allow a participant to pay all or a portion of the exercise price by means of a promissory note, stock or other lawful consideration. The Plan also allows the Administrator to provide for withholding and employment taxes payable by a participant to the Company upon exercise of the award. Additionally, the Company may make cash grants or loans to participants relating to the participant's withholding and employment tax obligations and the income tax liability incurred by a participant upon exercise of an award.

    In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change in the corporate structure, the aggregate number of shares of Common Stock underlying any outstanding options may be equitably adjusted by the Administrator in its sole discretion.

    The Administrator may, at any time, modify, amend or terminate the Plan as is necessary to maintain compliance with applicable statutes, rules or regulations; provided, however, that the Administrator may condition the effectiveness of any such amendment on the receipt of stockholder approval as may be required by applicable statute, rule or regulation. In addition, the Plan may be terminated by the Board of Directors as it shall determine in its sole discretion, in the absence of stockholder approval; provided, however, that any such termination will not adversely alter or impair any option awarded under the Plan prior to such termination without the consent of the holder thereof.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth as of February 1, 1998, and as adjusted to reflect the sale of shares offered hereby, certain information regarding the ownership of shares of Common Stock by: (i) each person known to the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock;
(ii) each director, and (iii) all directors and executive officers as a group.


                                                                             NUMBER OF      PERCENT      PERCENTAGE TO
                                                                              SHARES         OWNED         BE OWNED
DIRECTORS, NAMED PERSONS,                                                   BENEFICIALLY    BEFORE        AFTER THIS
AND 5% STOCKHOLDERS(1)                                                       OWNED(2)     OFFERING(3)    OFFERING (4)
----------------------------                                                -----------  -------------  ---------------
Allan R. Tessler(5).......................................................     383,333          22.5%           15.6%
Richard J. Casull.........................................................      71,875           4.2%            2.9%
David M. Myers............................................................      71,875           4.2%            2.9%
David R. Markin...........................................................     383,333          22.5%           15.6%
Andrea L. Tessler.........................................................      82,334           4.8%            3.5%
Marshall Kiev.............................................................      49,000           2.9%            2.0%
All executive officers and directors as a group...........................   1,041,750            61%           42.4%

------------------------

(1) All addresses are c/o Casull Arms Corporation, 3490 Clubhouse Drive, P.O. Box 7443, Jackson, Wyoming 83001.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

(3) Based upon a total number of shares of Common Stock outstanding of 1,707,083.

(4) Based upon a total number of shares of Common Stock outstanding of 2,457,083.

(5) Includes 50,000 shares of Common Stock owned by International Financial Group of Wyoming, Inc. which is controlled by Allan R. Tessler.

                              CERTAIN TRANSACTIONS

    Since the Company's inception there have not been any material transactions between it and any of its affiliates, except as set forth herein.

    In August 1996, the Company sold 573,750 shares of Common Stock to the Company's founders for $0.10 per share. Of such shares, 71,875 shares were purchased by Casull, 71,875 shares were purchased by David M. Myers, 50,000 shares were purchased by International Financial Group of Wyoming, Inc. which is controlled by Allan R. Tessler, 50,000 shares were purchased by David R. Markin, 49,000 shares were purchased by Marshall Kiev and 82,334 shares were purchased by Andrea L. Tessler. Allan R. Tessler is the father of Andrea L. Tessler.


    In October 1996, the Company completed the Private Placement pursuant to which it sold 34 units for $100,000 per unit to qualified investors. Each unit consisted of 33,333 shares of Common Stock. Allan R. Tessler and David R. Markin, directors of the Company, each purchased 10 units in the Private Placement.


    On October 14, 1996, the Company entered into the License Agreement with Casull, the Company's Chief Executive Officer, whereby Casull granted to the Company the exclusive worldwide right to utilize any of the present or future intellectual property developed by Casull not already licensed under a prior agreement. The agreement provides that the Company will pay Casull a salary of $100,000 per year and 5% of the Company's revenues from products utilizing the intellectual property or bearing the "Casull" name; provided that Casull will be paid a minimum annual royalty of $40,000 and a maximum annual royalty of $400,000 per calendar year. This fee will be payable to Casull for the remainder of his life. The royalty payments due hereunder will cease upon the death of Casull, however, if Casull's wife, Mrs. Geraldine Casull, survives Casull, the royalty payments will continue until the earlier of ten years from the date the first royalty payment is made to Casull pursuant to the agreement or the death of Mrs. Casull. In the event that Casull's employment with the Company is terminated, the minimum annual royalty and the maximum annual royalty will increase from $40,000 to $120,000 and from $400,000 to $500,000, respectively.

    The Company has entered into a management agreement with FH Capital Advisors, Inc. The management agreement provides that Marshall Kiev and Andrea Tessler, directors of the Company, will provide advice, service, consultation and assistance to the Company on behalf of FH Capital Advisors, Inc. The agreement provides for a management fee of $5,000 per month. The Company will also be responsible for certain expenses incurred by FH Capital Advisors relating to the performance of its duties.

    Immediately upon the closing of this Offering, the Company intends to purchase from International Financial Group of Wyoming, Inc., an entity controlled by Mr. Allan Tessler, the land upon which the manufacturing facility will be built. The land located in Afton, Wyoming consists of 10 acres and will be purchased by the Company from IFG for $120,000. This amount approximates (i) the price IFG paid for the land, (ii) IFG's transaction costs incurred for the purchase and sale of the land and (iii) interest at the rate of 6% on the purchase price of the land during the term of IFG's ownership of the land.

    All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

COMMON STOCK


    The Company's authorized common stock consists of 10,000,000 shares of Common Stock. As of December 1, 1997, there were issued and outstanding 1,707,083 shares of Common Stock. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets available therefor at such time and in such amounts as the Board may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held of record, on all matters submitted to a vote of stockholders. As is permitted by Delaware law, there will not be cumulative voting in connection with the election of directors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities under the Company's charter documents. There are no sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon the closing of this Offering will be, fully paid and nonassessable.


PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Possible Adverse Effects of Authorized Preferred Stock."

UNITS


    Each Unit consists of one share of Common Stock and one Warrant, each Warrant entitles the holder to purchase one share of Common Stock. The Securities will become separately tradeable at such time as the Representative may determine, provided, however, that such determination shall not be made prior to the delivery of the Company's audited statements to the Representative which reflect receipt by the Company of the proceeds of this Offering. The Company has covenanted to provide such audited financial statements within thirty (30) days of the closing of this Offering. After the Separation Date, there will be no public market for the Securities as Units.


REDEEMABLE WARRANTS

    The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agreement"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

    EXERCISE PRICE AND TERMS. Each Warrant entitles the registered holder thereof to purchase, at any time over a period of four years commencing March 1, 1999, one share of Common Stock at a price of $6.00 per share, exercised subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price.


    The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

    ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combination or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation), or sale of all or substantially all of the assets of the Company in order to enable Warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.


    REDEMPTION PROVISIONS. Commencing on March 1, 2000, the Warrants are subject to redemption by the Company at a price of $0.05 per Warrant on 30 day's prior written notice to the warrant holders if the average closing bid price of the Common Stock equals or exceeds $8.25 per share, for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. If the Company gives notice of its intention to redeem, a holder would be forced to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.


    TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and, if not earlier redeemed, may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration at the close of business on the fifth anniversary date of the completion of this Offering, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

    WARRANTHOLDER NOT A STOCKHOLDER. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.


    MODIFICATION OF WARRANT. The Company and the Warrant Agent may make such modifications to the Warrant as they deem necessary or desirable that do not adversely affect the interests of the Warrant holders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days on not less than thirty (30) days prior written notice to the Warrant holders and the Representatives. No other modification may be made to the Warrants without the consent of two-thirds of the Warrant holders.


    CURRENT PROSPECTUS. The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or

"blue sky" laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.


    SEPARATELY TRADEABLE. The Warrants will become separately tradeable at such time as the Representative shall determine, provided, however, that such determination shall not be made prior to the delivery of the Company's audited financial statement which reflect receipt by the Company of the proceeds of the Offering. The Company has covenanted to provide such audited financial statements within thirty (30) days from the closing of this Offering. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.



REPRESENTATIVE WARRANTS



    The Company has also agreed to sell to the Representative, for nominal consideration, warrants (the "Representative Warrants") to purchase from the Company up to 75,000 shares of Common Stock and/or 75,000 Warrants. Such shares of Common Stock and Warrants may be purchased together as a unit, or seperately, by the Representative. See "Underwriting."


TRANSFER AGENT AND REGISTRAR

    The Company's Transfer Agent, Warrant Agent and Registrar is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this Offering, there has been no public market for the Units, the Common Stock or Warrants. No prediction can be made of the effect, if any, that future market sales of the Units, the shares of Common Stock or Warrants, or the availability of such Units, shares of Common Stock or Warrants for sale, will have on the prevailing market price of the Units, the Common Stock or Warrants following this offering. Nevertheless, sales of substantial amounts of such Units, shares of Common Stock or Warrants in the open market following this offering could adversely affect the prevailing market price of the Units, the Common Stock or Warrants. There will be no public market for the Securities as Units after the Units become separately tradeable, which shall be at such time as the Representative may determine, provided, however, that such determination shall not be made prior to the delivery of the Company's audited financial statements which reflect receipt by the Company of the proceeds of the Offering.



    The Company will have issued and outstanding following the closing of this Offering 2,457,083 shares of Common Stock, respectively of which the 750,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144. The Warrants are not exercisable until March 1, 1999. Thereafter up to 750,000 shares of Common Stock may be issued upon exercise of the Warrants. Any shares of Common Stock acquired upon exercise of the Warrants, subject to any applicable state law registrations and secondary trading (see "Risk Factors Limits on Secondary Trading; Possible Illiquidity of Trading Market"), will generally be freely tradeable to the same extent as the shares of the Common Stock sold in the Offering (as described above).

    The Representative's Warrants are not exercisable until the first anniversary of the date of this Prospectus. Thereafter up to 75,000 shares of Common Stock may be issued upon exercise of the Representative's Warrants (subject to adjustment as described under "Underwriting") and up to an additional 75,000 shares of Common Stock may be issued upon exercise of Warrants that may be acquired pursuant to the Representative's Warrants.



    The remaining 1,707,083 shares of Common Stock outstanding upon the closing of this Offering are "restricted securities" as that term is defined in Rule
144. As described below, Rule 144 permits resales of restricted securities subject to certain restrictions. The Company has agreed with the Representative to cause all holders of the restricted securities to execute lock-up agreements with the Representative that restrict the sale or disposition of shares of Common Stock for 18 months from the closing date of this Offering without the prior written consent of the Representative (the "Lock-Up Period"). Beginning after the expiration of the Lock-Up Period, (or earlier upon the prior written consent of the Representative) the restricted securities may be sold in the public market subject to Rule 144.


    In general, under Rule 144, a person (or persons whose shares are aggregated), who has beneficially owned shares for at least one year, including a person who may be deemed an Affiliate of the Company, may sell within any three month period, a number of shares of Common Stock that does not exceed the greater of (1) 1% of the then outstanding shares of Common Stock of the Company (approximately 24,571 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock as reported through the OTC Electronic Bulletin Board during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate of the Company at any time (90) days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

    Any employee, officer or director or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), for whom National Securities Corporation ("National") is acting as the representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement among the Company and the Representative (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters, the Securities set forth in the table below at the price set forth on the cover page of this Prospectus under "Proceeds to Company."


                                                               NUMBER OF SHARES OF   NUMBER OF
UNDERWRITER                                                       COMMON STOCK       WARRANTS
-------------------------------------------------------------  -------------------  -----------
National Securities Corporation..............................          750,000         750,000
                                                                      --------      -----------
       Total.................................................          750,000         750,000
                                                                      --------      -----------
                                                                      --------      -----------


    The Underwriting Agreement provides that the obligations of the Underwriters to purchase such Securities are subject to certain conditions. The Underwriters are committed to purchase all of the Securities offered by this Prospectus, if any are purchased.

    The Representative has advised the Company that the Underwriters propose to offer the Securities to the public at the initial public offering price set forth on the cover page of this Prospectus, and to selected dealers at such
price less a concession not in excess of $     per share and $     per Warrant.
Such dealers may reallow a concession not in excess of $     per share of Common
Stock and $     per Warrant to other dealers. After the initial public offering of the Common Stock and Warrants, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representative.

    The offering of the Securities are made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the Securities.

    The Underwriters have been granted an Over-allotment Option, expiring at the close of business 45 days after the date of this Prospectus, to purchase from the Company up to 112,500 shares of Common Stock and/or 112,500 Warrants at the public offering price per share of Common Stock and Warrant, respectively offered hereby, less underwriting discounts and the non-accountable expense allowance for the sole purpose of covering over-allotments, if any. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such Securities as the percentage it was obligated to purchase pursuant to the Underwriting Agreement. The Underwriters may exercise the option only to cover over-allotments, if any, incurred in the sales of the Securities.


    Upon the exercise of any Warrants after March 1, 1999, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission of 5% of the aggregate exercise price of such Warrants. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants are held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrant has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from its Rule 101 under Regulation M promulgated under the Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Securities for the period from five business days (or such applicable periods as Rule 101 under Regulation M may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable as described above, unless the Representative has undertaken to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

    The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand, and the Underwriters and their respective controlling persons on the other hand, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed to pay the Representative a non-accountable expense allowance equal to 1.8% of the gross proceeds received by the Company from the sale of the Securities.

    The Company and the holders of its Common Stock prior to this Offering have entered into lock-up agreements. See "Shares Eligible For Future Sale."


    In connection with this Offering the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 75,000 shares of Common Stock and/or 75,000 warrants (the "Representative's Warrants"). The Representative's Warrants are initially exercisable at a price of $6.48 per share of Common Stock, and $0.12 per warrant for a four-year period commencing on the first anniversary of the date of this Prospectus. The shares of Common Stock and warrants underlying the Representative's Warrants may be purchased together as a unit, or separately, by the Representative. The warrants issuable upon exercise of the Representative's Warrants are the same as the Warrants offered hereby. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year following the date of this Prospectus, except to officers or directors of the Representative, Underwriters or members of the selling group. The Representative's Warrants provide for adjustments in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representative's Warrants.


    The Company has agreed that National may designate one person to attend all board of directors' meetings as an observer. Such person shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its board of directors. The Company shall reimburse such designee of National for out-of-pocket expenses incurred in connection with attendance at the Company's board of directors' meetings.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus is a part for a more complete description thereof.


    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Commons Stock and/or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Securities in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 112,500 shares of Common Stock and/or 112,500 Warrants, by exercising the over-allotment option referred to above. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to the Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Securities at a level above which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Accordingly, the initial public offering price was determined by negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's asset values, net worth, and other established criteria of value. Among the factors considered in determining the initial public offering price were the history and the prospects of the Company and the industry in which it will compete, the past and present operating results of the Company and the trends of such results, the Company's plan of operation, an assessment of the Company's management, the Company's capital structure, and the general condition of the securities markets at the time of this Offering.


    The units will be quoted on the OTC Electronic Bulletin Board under the symbol CSLLU and after the Separation Date the Common Stock and the Warrants will trade on the OTC Electronic Bulletin Board under the symbols CSLL and CSLLW, respectively.



    In November 1996, the Company filed a registration statement with respect to a public offering of a principal amount of $8,540,000 of securities to be sold on a "firm commitment" basis through the Representative. In May 1997, the Company revised the offering to seek a minimum principal amount of $2,196,000 on a "best efforts" basis. In July 1997, the "best efforts" offering expired without achieving the minimum number of sales. On September 26, 1997 the Company filed in the United States District Court for the District of Wyoming a seven count complaint against National and Robert A. Shuey, III, an individual formerly associated with National as an independent contractor. The complaint, which was served upon National in early October 1997, alleges that National and Robert A. Shuey, III failed to deliver on an alleged promise to the Company that National and Robert A. Shuey, III could raise capital for the Company through an initial public offering of stock. The complaint asserts a variety of causes of action, including claims for breach of contract, fiduciary duties, negligence and fraud and seeks both actual damages and punitive damages. On November 4, 1997 the Company voluntarily dismissed its complaint without prejudice pursuant to a tolling agreement entered into by both the Company and National. Pursuant to the terms of the tolling agreement, the Representative agreed to waive statute of limitation defenses that include or incorporate the time period between September 26, 1997 through March 31, 1998. Additionally, the Representative agreed to refrain from initiating prior to March 31, 1998 any claim in a court of law against the Company, unless the Company reinstates its claims before this time.


                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. Alan I. Annex, a partner of such firm, is the Secretary of the Company. In addition, two partners of Camhy Karlinsky & Stein LLP may be deemed to be the beneficial owners of 30,000 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by D'Ancona & Pflaum, 30 North LaSalle Street, Suite 2900, Chicago, Illinois 60602.

                                    EXPERTS

    The financial statements of the Company as of June 30, 1997 and for the period July 23, 1996 (date of incorporation) through June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended with respect to the Common Stock and Warrants offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Stock and Warrants, reference is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission upon payment of the fees prescribed by the Commission by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Statements contained herein concerning the provisions of documents filed with, or incorporated in, the Registration Statement as exhibits are necessarily summaries of such provisions and documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----

REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................         F-2

FINANCIAL STATEMENTS

  Balance Sheet -- June 30, 1997 and December 31, 1997 (unaudited).........................................         F-3

  Statement of Operations for the period July 23, 1996 (inception) through June 30, 1997, for the six months ended December 31, 1997 (unaudited) and for the period July 23, 1996 (inception) through
    December 31, 1997 (unaudited)..........................................................................         F-4

  Statement of Redeemable Common Stock and Stockholders' (Deficit) Equity for the period July 23, 1996
    (inception) through June 30, 1997 and for the six months ended December 31, 1997 (unaudited)...........         F-5

  Statement of Cash Flows for the period July 23, 1996 (inception) through June 30, 1997, for the six months ended December 31, 1997 (unaudited) and for the period July 23, 1996 (inception) through
    December 31, 1997 (unaudited)..........................................................................         F-6

NOTES TO FINANCIAL STATEMENTS..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Casull Arms Corporation

    In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable common stock and stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of Casull Arms Corporation (a development stage entity) at June 30, 1997, and the results of its operations and its cash flows for the period July 23, 1996 (date of incorporation) through June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
NEW YORK, NEW YORK
NOVEMBER 4, 1997

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                                 BALANCE SHEET


                                           JUNE 30,   DECEMBER 31,
                                             1997         1997
                                          ----------  -------------
                                                       (UNAUDITED)
                              ASSETS
ASSETS:
  Cash and cash equivalents.............  $   39,855   $3,023,031
                                          ----------  -------------
      Total current assets..............      39,855    3,023,031
Restricted cash.........................   2,160,000      --
Restricted investments..................   1,390,000      --
Equipment...............................      --           48,317
Deferred registration costs.............     326,331      341,404
                                          ----------  -------------
      Total assets......................  $3,916,186   $3,412,752
                                          ----------  -------------
                                          ----------  -------------

 LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' (DEFICIT)
                               EQUITY

LIABILITIES:
  Accounts payable and accrued
    expenses............................  $  281,527   $  369,708
                                          ----------  -------------
      Total current liabilities.........     281,527      369,708
Payable to director.....................     390,000      --
                                          ----------  -------------

REDEEMABLE COMMON STOCK, 1,133,333
  shares of Common Stock designated with
  redemption feature issued and
  outstanding at June 30, 1997 and none
  outstanding at December 31, 1997......   3,400,000      --

STOCKHOLDERS' (DEFICIT) EQUITY:
  Preferred stock, $0.01 par value,
    1,000,000 shares authorized, no
    shares issued and outstanding.......      --          --
  Common stock, $0.01 par value,
    10,000,0000 shares authorized,
    573,750 (excluding 1,133,333 shares
    of Redeemable Common Stock) and
    1,707,083 shares issued and
    outstanding at June 30, 1997 and
    December 31, 1997, respectively.....       5,738       17,071
  Additional paid in capital............      51,637    3,440,304
  Deficit accumulated during the
    development stage...................    (212,716)    (414,331)
                                          ----------  -------------
  Stockholders' (deficit) equity........    (155,341)   3,043,044
Commitments and contingencies (Note
  5)....................................      --          --
                                          ----------  -------------
  Total liabilities and stockholders'
    (deficit) equity....................  $3,916,186   $3,412,752
                                          ----------  -------------
                                          ----------  -------------



   The accompanying notes are an integral part of these financial statements

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                            STATEMENT OF OPERATIONS


                                                              JULY 23, 1996
                                                               (INCEPTION)      SIX MONTHS        JULY 23, 1996
                                                                   TO              ENDED         (INCEPTION) TO
                                                              JUNE 30, 1997  DECEMBER 31, 1997  DECEMBER 31, 1997
                                                              -------------  -----------------  -----------------
                                                                                (UNAUDITED)        (UNAUDITED)
Revenues....................................................   $   --          $    --             $   --
Expenses:
  General and administrative expenses.......................       275,651           262,751           538,402
                                                              -------------  -----------------  -----------------
Other income:
  Interest and dividend income..............................        62,935            61,136           124,071
                                                              -------------  -----------------  -----------------
Net loss....................................................   $  (212,716)    $    (201,615)      $  (414,331)
                                                              -------------  -----------------  -----------------
                                                              -------------  -----------------  -----------------
Net loss per common share (basic and diluted)...............   $     (0.14)    $       (0.12)
                                                              -------------  -----------------
                                                              -------------  -----------------
Weighted average number of common shares outstanding (basic
  and diluted)..............................................     1,468,155         1,707,083
                                                              -------------  -----------------
                                                              -------------  -----------------


   The accompanying notes are an integral part of these financial statements

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

    STATEMENT OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY


                                                                           STOCKHOLDERS' (DEFICIT) EQUITY
                                                           ---------------------------------------------------------------
                                                                                                  DEFICIT
                                       REDEEMABLE                                               ACCUMULATED
                                      COMMON STOCK             COMMON STOCK        ADDITIONAL    DURING THE
                               --------------------------  ---------------------    PAID-IN     DEVELOPMENT
                                 SHARES        AMOUNT        SHARES     AMOUNT      CAPITAL        STAGE         TOTAL
                               -----------  -------------  ----------  ---------  ------------  ------------  ------------
Issuance of stock on August
  7, 1996 to Initial
  Stockholders for cash......      --            --           573,750  $   5,738  $     51,637       --       $     57,375
Issuance of stock in October
  1996 to Private Placement
  Stockholders for stock.....      333,333  $   1,000,000      --         --           --                          --
Issuance of stock in October
  1996 to Private Placement
  Stockholders for cash......      800,000      2,400,000      --         --           --                          --
Net loss for the period July
  23, 1996 (date of
  incorporation) through June
  30, 1997...................                                  --         --           --        $ (212,716)      (212,716)
                               -----------  -------------  ----------  ---------  ------------  ------------  ------------
Balance at June 30, 1997.....    1,133,333      3,400,000     573,750      5,738        51,637     (212,716)      (155,341)
Net loss for the Six Months
  Ended December 31, 1997
  (unaudited)................      --            --            --         --           --          (201,615)      (201,615)
Release of restrictions on
  redeemable common stock
  (unaudited)................   (1,133,333)    (3,400,000)  1,133,333     11,333     3,388,667       --          3,400,000
                               -----------  -------------  ----------  ---------  ------------  ------------  ------------
Balance at December 31, 1997
  (unaudited)................      --       $    --         1,707,083  $  17,071  $  3,440,304   $ (414,331)  $  3,043,044
                               -----------  -------------  ----------  ---------  ------------  ------------  ------------
                               -----------  -------------  ----------  ---------  ------------  ------------  ------------


   The accompanying notes are an integral part of these financial statements

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                            STATEMENT OF CASH FLOWS


                                                            JULY 23, 1996
                                                             (INCEPTION)                        JULY 23, 1996
                                                                 TO        SIX MONTHS ENDED    (INCEPTION) TO
                                                            JUNE 30, 1997  DECEMBER 31, 1997  DECEMBER 31, 1997
                                                            -------------  -----------------  -----------------
                                                                              (UNAUDITED)        (UNAUDITED)
Cash flows from operating activities:
  Net loss................................................  $    (212,716)   $    (201,615)     $    (414,331)
  Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation..........................................       --                    900                900
    Changes in assets and liabilities
      Deferred registration costs.........................       (326,331)         (15,073)          (341,404)
      Accounts payable and accrued expenses...............        281,527           88,181            369,708
                                                            -------------  -----------------  -----------------
    Net cash used in operating activities.................       (257,520)        (127,607)          (385,127)
                                                            -------------  -----------------  -----------------
Cash flows from investing activities:
  Capital expenditures....................................       --                (49,217)           (49,217)
                                                            -------------  -----------------  -----------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..................      2,457,375        1,000,000          3,457,375
  Restriction on proceeds received from issuance of common
    stock.................................................     (2,160,000)       2,160,000           --
                                                            -------------  -----------------  -----------------
    Net cash provided by financing activities.............        297,375        3,160,000          3,457,375
                                                            -------------  -----------------  -----------------
    Net increase (decrease) in cash and cash
    equivalents...........................................         39,855        2,983,176          3,023,031
Cash and cash equivalents at beginning of period..........       --                 39,855           --
                                                            -------------  -----------------  -----------------
Cash and cash equivalents at end of period................  $      39,855    $   3,023,031      $   3,023,031
                                                            -------------  -----------------  -----------------
                                                            -------------  -----------------  -----------------



SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES



    In October 1996 the Company issued Common Stock in exchange for investment securities with an estimated fair value of $1,390,000 at June 30, 1997. In December 1997, the Company sold such securities on an open market (see Note 6).


    In August 1997, the Company received waivers of the restrictions on the proceeds from issuance of Common Stock.

   The accompanying notes are an integral part of these financial statements.

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS


    Casull Arms Corporation (the "Company") was incorporated in the State of Delaware on July 23, 1996 for the purpose of manufacturing and selling unique, high quality firearms. In August 1996, the Company issued an aggregate of 573,750 shares of Common Stock for an aggregate purchase price of $57,375 or $.10 per share. In October 1996, the Company issued an aggregate of 1,133,333 shares of Common Stock for an aggregate purchase price of $3,400,000 or $3.00 per share. Proceeds received from the October 1996 Common Stock issuance were subject to certain restrictions (See Note 5). The Company is currently in the development stage and in the process of raising capital. All activity of the Company to date relates to its formation and proposed financing.



    The Company is seeking to obtain additional financial resources through a contemplated public offering (the "Proposed Offering"). Note 4 discusses the details of the Proposed Offering. In the event the Proposed Offering is not consummated, the Company believes its current financial resources are adequate to meet its obligations as they come due until at least June 30, 1998.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

    RESTRICTED CASH: Under the terms of the Company's October 1996 Common Stock issuance, the Company had initially agreed that it would not use more than 10% of the proceeds of such issuance to effect its business objectives until it raised an additional $5 million of equity capital or, if the Company did not raise at least $5 million of additional equity capital, stockholders who purchased shares in October 1996 would have the right to sell their shares back to the Company for at least 90% of the amounts paid. Accordingly, the Company has reflected 90% of the proceeds of the October 1996 Common Stock issuance as restricted cash at June 30, 1997. In August 1997, the Company received written waivers of the restrictions on the proceeds received from the October 1996 Common Stock issuance and the redemption feature of such common stock from the stockholders who purchased shares in October 1996.


    RESTRICTED INVESTMENTS AND INVESTMENTS: Restricted Investments represent marketable securities (the "Securities") received in exchange for shares issued by the Company in October 1996. Under the terms of its agreement with the stockholder, the Company initially agreed that it would not sell the Securities until the Company raised an additional $5 million of equity capital. In August 1997, the Company received a written waiver releasing such restriction on the Securities. At June 30, 1997, the Securities were classified as available for sale and carried at quoted market price. In December 1997, the Company sold the Securities on an open market (See Note 6).



    EQUIPMENT: Equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful life of the assets, none of which exceeds five years.



    NET LOSS PER COMMON SHARE: Effective December 31, 1997, the Company adopted statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS" or "net loss per common share") and diluted earnings per share ("Diluted EPS" or "net loss per share - assuming dilution"). Basic EPS is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

securities that would have an antidilutive effect on earnings. For the period from July 23, 1996 (inception) to June 30, 1997 and for the six months ended December 31, 1997, the Company had no potential common shares outstanding. The adoption of FAS 128 did not have a significant effect on earnings per share for the period from July 23, 1996 (inception) to June 30, 1997. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin 98, the Company has considered nominal issuances, as defined, noting no such issuances during the periods for which a statement of operations is presented.


    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying value of cash and cash equivalents, and accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.


    UNAUDITED INTERIM INFORMATION: The information presented as of December 31, 1997 and for the six month period then ended has not been audited. In the opinion of management, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of December 31, 1997, and the results of its operations and its cash flows for the six month period then ended.



    NEW ACCOUNTING PRONOUNCEMENTS: In June 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available for sale securities). The adoption of FAS 130 is not expected to have a material impact on the Company's financial statements.



3. EQUIPMENT



    Equipment consists of the following at December 31, 1997:



Computer equipment.................................................  $   7,216
Production equipment...............................................     42,001
                                                                     ---------
  Total equipment..................................................     49,217
Less-accumulated depreciation......................................        900
                                                                     ---------
  Equipment, net...................................................  $  48,317
                                                                     ---------
                                                                     ---------



4. PROPOSED PUBLIC OFFERING OF SECURITIES


    The Proposed Public Offering of Securities (the "Proposed Offering") calls for the Company to offer for public sale 750,000 units (the "Units"), each Unit consisting of one share of the Company's Common Stock, $0.01 par value, and one Redeemable Common Stock Purchase Warrant (the "Warrants"), each

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4. PROPOSED PUBLIC OFFERING OF SECURITIES (CONTINUED)


Warrant entitling the holder to purchase from the Company one share of Common Stock at an exercise price of $6.00 per share, at any time over a 48 month period commencing on the first day of the thirteenth calendar month after the closing of the Offering (the "Closing Date") and ending five years from the Closing Date. Commencing two years after the Closing Date, the Warrants will be subject to redemption by the Company, in whole and not in part, upon 30 days notice, at a price of $.05 per Warrant, only in the event that the reported closing bid price of the Common Stock is at least $8.25 per share of Common Stock for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day prior to the notice of redemption.


    In connection with the Proposed Offering, the Company intends to pay additional compensation to the representatives (the "Representative") of the several underwriters (the "Underwriters") of the Proposed Offering, in the form of (i) a non-accountable expense allowance of 1.8% of the gross proceeds of the Proposed Offering and (ii) warrants to purchase up to 75,000 shares of Common Stock and/or 75,000 warrants (the "Representative's Warrants"), at an exercise price of 120% of the initial public offering price per share of Common Stock and per Warrant, respectively. The Representative's Warrants will be exercisable for a period of four years commencing on the first day of the thirteenth calendar month after the closing of the Offering.

    The Company has granted the Underwriters an option, exercisable within 45 days from the Effective Date, to purchase up to 112,500 shares of Common Stock and/or 112,500 additional Warrants. This option is solely for the purpose of covering over-allotments, if any.


    As of June 30, 1997 and December 31, 1997, the Company had incurred $326,331 and $341,404, respectively, of deferred registration costs relating principally to professional fees, printing charges and registration expenses incurred in connection with the Proposed Offering. Upon consummation of the Proposed Offering, these costs as well as additional expenses to be incurred will be charged to equity. Should the Proposed Offering prove to be unsuccessful, these costs will be charged to operations.



5. CAPITAL STOCK


    The Company's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of Common Stock. Upon completion of the Proposed Offering (assuming no exercise of the underwriters' over-allotment option or the Representative's Warrants), there will be 6,492,917 authorized but unissued shares of Common Stock available for issuance (after reserving 1,050,000 shares for the issuance of Common Stock in connection with the Warrants and for future grants under the Company's Stock Option Plan). The Company's Board of Directors has the power to issue any or all of the authorized but unissued Common Stock without stockholder approval. To the extent that additional shares of Common Stock are issued, dilution to the interests of the Company's stockholders participating in the Proposed Offering may occur.


    Initially, stockholders who purchased shares in the October 1996 Common Stock issuance had the right to sell their shares back to the Company for at least 90% of the amount paid if the Company did not raise at least $5 million of additional equity capital. In August 1997, the Company received written waivers of the restrictions on the proceeds received from the October 1996 Common Stock issuance and the redemption feature of such common stock from these stockholders. Shares issued in the October 1996 Common Stock issuance are reflected in the June 30, 1997 balance sheet as redeemable common stock and in the December 31, 1997 balance sheet as Common Stock.

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


5. CAPITAL STOCK (CONTINUED)

    The Board of Directors of the Company is empowered, without stockholder approval, to issue up to 1,000,000 shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock.


6. RELATED PARTY TRANSACTIONS



    In connection with its issuance of shares of Common Stock in October 1996, the Company received payment from a director in the form of marketable securities (the "Investments") for 333,333 shares of Common Stock at a subscription price of $1,000,000. The market value of the Investments received at that date approximated $1,090,000. Initially, the Investments could not be sold by the Company until the Company raised an additional $5 million in equity capital. In August 1997, the Company received a written waiver releasing such restriction on the Investments and in December 1997, the Company sold the Investments on an open market. The excess of proceeds received from the sale over $1,000,000 was refunded to the director. At June 30, 1997, the Company had recorded a liability to the director of $390,000, which represents the excess of the market value of the Investments over $1,000,000 at such date.


    Two of the Company's directors are officers and directors of FH Capital Advisors, Inc. ("FH Capital"). On December 1, 1996, the Company and FH Capital entered into a management agreement whereby FH Capital will receive $5,000 per month, beginning upon the closing of the Proposed Offering, for financial consulting services. The agreement with FH Capital is cancelable by the Company on 30 days written notice.

    The Company has entered into a license agreement with the Chief Executive Officer of the Company, for the rights to use certain intellectual property developed by him. Under terms of the agreement, the Company will pay to the Chief Executive Officer a royalty, beginning in September 1997, of 5% of the Company's revenues subject to an annual minimum of $40,000 and an annual maximum of $400,000. The royalty is payable to the Chief Executive Officer for ten years from the date of the first royalty payment or until his death, whichever is later, however, if the Chief Executive Officer's wife should survive, royalty payments shall continue until the earlier of ten years from the date of the first royalty payment or her death. In the event that the Chief Executive Officer's employment with the Company is terminated, royalty payments will be adjusted to a minimum of $120,000 and a maximum of $500,000.

    Immediately upon closing of the Proposed Offering, the Company intends to purchase land from a director which will serve as the site for the manufacturing facility.


7. STOCK OPTION PLAN



    The Company has reserved 300,000 shares of Common Stock for issuance under its stock option plan (the "Plan"). Officers, directors, employees and consultants to the Company are eligible to receive options (the "Options") under the plan. There were no such Options issued or outstanding at June 30, 1997 or December 31, 1997.


    The Plan provides for Options that are intended to qualify either as incentive stock options ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, or as non-qualified stock options ("NQO") which are not subject to special tax treatment under the Code.

                            CASULL ARMS CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. STOCK OPTION PLAN (CONTINUED)

    The exercise price for ISO's granted under the Plan must be at least equal to the fair market value of the stock subject to the option on the date of grant or, in the case of ISO's granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of the grant. The exercise price of all NQO's granted under the Plan shall be determined by the Plan Administrator. The maximum exercise period for which the Options may be granted is ten years from the date of the grant (five years in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's Common Stock).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis or Plan of Operation.................   18
Business..................................................................   20
Management................................................................   29
Principal Stockholders....................................................   33
Certain Transactions......................................................   33
Description of Securities.................................................   35
Shares Eligible for Future Sale...........................................   37
Underwriting..............................................................   39
Legal Matters.............................................................   41
Experts...................................................................   42
Additional Information....................................................   42
Index to Financial Statements.............................................  F-1


                            ------------------------


    UNTIL MARCH   , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]

                         750,000 SHARES OF COMMON STOCK
                             AND 750,000 REDEEMABLE
                         COMMON STOCK PURCHASE WARRANTS
          (AS UNITS, EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                                AND ONE WARRANT)

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                              NATIONAL SECURITIES
                                  CORPORATION
                               FEBRUARY   , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102(b) of the Delaware General Corporations Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

    Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

    With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

    Reference is made to Article Eight of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents, which provides for the indemnification of such persons to the full extent permitted by Delaware law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    Reference is also made to Section 8(b) of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement which provides for the indemnification of the Company, its controlling persons, directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the securities laws.

    Prior to the close of this Offering, the Registrant will have purchased directors' and officers' liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be incurred in connection with the offering are as follows:

SEC registration fee..............................................  $   8,060
NASD filing fee...................................................  $   3,160
NASDAQ listing fee................................................  $    1000
Blue Sky expenses and legal fees..................................  $  40,000
Printing and engraving expenses...................................  $ 100,000
Registrar and transfer agent fees and expenses....................  $   7,000
Accounting fees and expenses......................................  $  40,000
Legal fees and expenses...........................................  $ 150,000
Miscellaneous fees and expenses...................................  $     780
                                                                    ---------
TOTAL.............................................................  $ 350,000
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

                                                                  AGGREGATE
     CLASS OF          DATE OF        TITLE OF         NUMBER      PURCHASE        FORM OF
    PURCHASERS          SALE         SECURITIES       OF SHARES     PRICE       CONSIDERATION
-------------------  -----------  -----------------  -----------  ----------  -----------------
14 Founders              8/7/96     Common Stock        573,750   $   57,375        Cash
10 Investors           10/21/96     Common Stock        800,000    2,400,000        Cash
1 Investor             10/21/96     Common Stock        333,333    1,000,000    Common Stock

    The sales of all of the aforementioned securities were made in reliance upon the exemption from the registration provisions of the Act afforded by section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. To the best of the Registrant's knowledge, the purchasers of the securities described above acquired them for their own account and not with the view to any distribution thereof to the public. The Registrant did not engage a placement agent for sale of any of the aforementioned securities.

ITEM 27. EXHIBITS.

    The following exhibits are filed as part of this Registration Statement:


  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  --------------------------------------------------------------------------------------------------------

       1     Form of Underwriting Agreement*

       3.1   Certificate of Incorporation, as amended*

       3.2   By-Laws of the Registrant*

       4.1   Form of Warrant Agreement to be entered into between Registrant and Continental Stock Transfer & Trust
             Co., and Underwriter including Form of Redeemable Warrant Certificate*

       4.2   Form of Representative's Warrant Agreement including Form of Representative's Warrant Certificate*

       4.3   Specimens of Registrant's Common Stock and Redeemable Warrant Certificate*

       4.4   Specimens of Registrant's Unit Certificate

       5     Opinion and Consent of Camhy Karlinsky & Stein LLP

      10.1   1996 Stock Option Plan*

      10.2   License Agreement between Registrant and Richard J. Casull*

      10.3   Management Agreement between Registrant and FH Capital Advisors, Inc.*

      11     Statement re: computation of per share earnings*

      23.1   Consent of Camhy Karlinsky & Stein LLP--included in Exhibit 5

      23.2   Consent of Price Waterhouse LLP

      23.3   Consent of Professor Michael Darling*

      24.1   Power of Attorney*


------------------------

*   Previously filed

ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the Representative at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The Registrant has agreed to indemnify the Representative and its officers, directors, partners, employees, agents and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission of a material fact contained in the registration statement. The Representative has agreed to indemnify the Registrant and its directors, officers and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission in the registration statement based on information relating to the Representative furnished by it for use in connection with the registration statement.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby also undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Post-Effective Amendment No. 3 to the Registration Statement and has authorized this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned in the City of Jackson, State of Wyoming on February 17, 1998.


                                CASULL ARMS CORPORATION

                                BY:             /S/ ALLAN R. TESSLER
                                     -----------------------------------------
                                                  Allan R. Tessler
                                               CHAIRMAN OF THE BOARD


    In accordance with the requirements of the Securities Act of 1933, Post Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates stated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ ALLAN R. TESSLER
------------------------------  Chairman of the Board        February 17, 1998
       Allan R. Tessler

                                Chief Executive Officer,
              *                   Chief Operating
------------------------------    Officer and Director       February 17, 1998
      Richard J. Casull           (Principal
                                  Executive Officer)

                                President, Chief Financial
                                  Officer and
              *                   Director (Principal
------------------------------    Financial and              February 17, 1998
        David M. Myers            Principal Accounting
                                  Officer)

              *
------------------------------  Director                     February 17, 1998
       David R. Markin

              *
------------------------------  Director                     February 17, 1998
      Andrea L. Tessler

              *
------------------------------  Director                     February 17, 1998
        Marshall Kiev



*By:    /s/ ALLAN R. TESSLER
      -------------------------
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                        DESCRIPTION OF DOCUMENT                                        PAGE NO.
-----------  ----------------------------------------------------------------------------------------------  -------------

       1     Form of Underwriting Agreement*

       3.1   Certificate of Incorporation, as amended*

       3.2   By-Laws of the Registrant*

       4.1   Form of Redeemable Warrant Agreement to be entered into between Registrant and Continental
             Stock Transfer & Trust Co., including form of Redeemable Warrant Certificate*

       4.2   Form of Representative's Warrant Agreement including Form of Representative's Warrant*

       4.3   Specimens of Registrant's Common Stock and Redeemable Warrant Certificate*

       4.4   Specimen of Registrant's Unit Certificate

       5     Opinion and Consent of Camhy Karlinsky & Stein LLP

      10.1   1996 Stock Option Plan*

      10.2   License Agreement between Registrant and Richard J. Casull*

      10.3   Management Agreement between Registrant and FH Capital Advisors, Inc.*

      11     Statement re: computation of per share earnings*

      23.1   Consent of Camhy Karlinsky & Stein LLP--included in Exhibit 5

      23.2   Consent of Price Waterhouse LLP

      23.3   Consent of Professor Michael Darling*

      24.1   Power of Attorney*


------------------------

*   Previously Filed.